                                                                    EXHIBIT 2.1


                                                                 CONFORMED COPY



===============================================================================



               -----------------------------------------------

               GENERAL PARTNERSHIP INTEREST PURCHASE AGREEMENT

               -----------------------------------------------


                                    Among

                           UNITED AIR LINES, INC.,

                                 COVIA LLC,

                              US AIRWAYS, INC.,

                                 USAM CORP.,

                                 AIR CANADA,

                           RESNET HOLDINGS, INC.,

                       APOLLO TRAVEL SERVICES PARTNERSHIP

                                     and

                      GALILEO INTERNATIONAL PARTNERSHIP



                          Dated as of July 30, 1997




===============================================================================

                              TABLE OF CONTENTS



SECTION                                                                   PAGE

                                  ARTICLE I

                                 DEFINITIONS
1.01.  Certain Defined Terms.............................................   2
1.02.  Other Defined Terms...............................................   6

                                 ARTICLE II

                              PURCHASE AND SALE

2.01.  Purchase and Sale of the Partnership Interests....................   8
2.02.  Purchase Price....................................................   8
2.03.  Closing...........................................................   8
2.04.  Cash Mechanism....................................................   8

                                 ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE PARENT
                            ENTITIES AND SELLERS

3.01.  Organization, Authority and Qualification of the Parent
         Entities and the Sellers........................................  12
3.02.  Organization, Authority and Qualification of the Partnership
         and the Subsidiaries............................................  13
3.03.  Partnership Interests.............................................  14
3.04.  No Conflict.......................................................  16
3.05.  Governmental Consents and Approvals...............................  17
3.06.  Financial Information and Books and Records.......................  17
3.07.  No Undisclosed Liabilities........................................  18
3.08.  Conduct in the Ordinary Course; Absence of Certain Changes,
         Events and Conditions...........................................  18
3.09.  Litigation........................................................  21
3.10.  Compliance with Laws..............................................  21
3.11.  Environmental and Other Permits and Licenses; Related Matters.....  21
3.12.  Material Contracts................................................  22
3.13.  Intellectual Property.............................................  23
3.14.  Real Property and Leases..........................................  24
3.15.  Assets............................................................  25

                                     -i-


SECTION                                                                   PAGE
3.16.  Employee Benefit Matters..........................................  26
3.17.  Labor Matters.....................................................  28
3.18.  Taxes.............................................................  28
3.19.  Insurance.........................................................  30
3.20.  Brokers...........................................................  31

                                 ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.01.  Organization, Authority and Qualification of the Purchaser........  31
4.02.  No Conflict.......................................................  32
4.03.  Governmental Consents and Approvals...............................  32
4.04.  Investment Purpose................................................  32
4.05.  Brokers...........................................................  33

                                  ARTICLE V

                            ADDITIONAL AGREEMENTS

5.01.  Conduct of Business Prior to the Closing..........................  33
5.02.  Access to Information.............................................  34
5.03.  Confidentiality...................................................  35
5.04.  Regulatory and Other Authorizations; Notices and Consents.........  36
5.05.  Notice of Developments............................................  37
5.06.  No Solicitation of Employees......................................  37
5.07.  Use of Intellectual Property......................................  37
5.08.  Monthly Financial Statements......................................  38
5.09.  Premier Travel Services, L.L.C....................................  38
5.10.  Pre-Closing Balance Sheet.........................................  38
5.11.  Environmental Audit...............................................  39
5.12.  Employees and Employee Benefits...................................  39
5.13.  Further Action....................................................  40

                                 ARTICLE VI

                                 TAX MATTERS

6.01.  Tax Indemnity.....................................................  40
6.02.  Apportionment of Taxes............................................  41
6.03.  Returns and Payments..............................................  41
6.04.  Contests..........................................................  43



SECTION                                                                   PAGE
6.05.  Survival of Obligations...........................................  44
6.06.  Section 754 Elections.............................................  44
6.07.  Conveyance Taxes..................................................  44
6.08.  Tax Refunds, Credits and Other Payments...........................  45

                                 ARTICLE VII

                            CONDITIONS TO CLOSING

7.01. Conditions to Obligations of the Parent
        Entities, the Sellers and the Partnership........................  46
7.02.  Conditions to Obligations of the Purchaser........................  47

                                ARTICLE VIII

                               INDEMNIFICATION

8.01.  Survival of Representations and Warranties........................  49
8.02.  Indemnification by the Parent Entities and the Sellers............  51
8.03.  Tax Matters.......................................................  52
8.04.  Indemnification by the Purchaser..................................  53
8.05.  Indemnification Procedures........................................  53

                                 ARTICLE IX

                           TERMINATION AND WAIVER

9.01.  Termination.......................................................  54
9.02.  Effect of Termination.............................................  55
9.03.  Waiver............................................................  56

                                  ARTICLE X

                             GENERAL PROVISIONS

10.01.  Expenses.........................................................  56
10.02.  Notices..........................................................  56
10.03.  Public Announcements.............................................  59
10.04.  Headings.........................................................  59
10.05.  Severability.....................................................  59
10.06.  Entire Agreement.................................................  59
10.07.  Assignment.......................................................  60



SECTION                                                                   PAGE
10.08.  No Third Party Beneficiaries.....................................  60
10.09.  Amendment........................................................  60
10.10.  Arbitration......................................................  60
10.11.  Sellers' Disclosure Schedule.....................................  63
10.12.  Governing Law....................................................  63
10.13.  Counterparts.....................................................  63
10.14.  Specific Performance.............................................  63


     GENERAL PARTNERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement"), dated as of July 30, 1997, among UNITED AIR LINES, INC., a Delaware corporation ("United"), COVIA LLC, a Delaware limited liability company ("Covia"), US AIRWAYS, INC., a Delaware corporation ("USAW"), USAM CORP., a Delaware corporation and a wholly owned subsidiary of USAW ("USAM"), AIR CANADA, a corporation organized under the laws of Alberta ("Air Canada"), RESNET HOLDINGS, INC., a Delaware corporation and a wholly owned subsidiary of Air Canada ("Resnet"), APOLLO TRAVEL SERVICES PARTNERSHIP, a Delaware general partnership (the "Partnership"), and GALILEO INTERNATIONAL PARTNERSHIP, a Delaware general partnership, and any successor in interest thereto, including, without limitation, the corporation or limited liability company formed in connection with the IPO (the "Purchaser"). Covia, USAM and Resnet (or their respective successors, as the case may be) are each referred to herein as a "Seller" and as a group they are referred to herein as the "Sellers". United, USAW and Air Canada are each referred to herein as a "Parent Entity" and as a group they are referred to herein as the "Parent Entities".

     WHEREAS, the Sellers collectively own one hundred percent (100%) of the interests in the Partnership;

     WHEREAS, Covia wishes, and United wishes to cause Covia, to sell to the Purchaser, and the Purchaser wishes to purchase from Covia, Covia's 77% general partnership interest in the Partnership (the "Covia Partnership Interest"), upon the terms and subject to the conditions set forth herein;

     WHEREAS, USAM wishes, and USAW wishes to cause USAM, to sell to the Purchaser, and the Purchaser wishes to purchase from USAM, USAM's 21.08% general partnership interest in the Partnership (the "USAM Partnership Interest"), upon the terms and subject to the conditions set forth herein; and

     WHEREAS, Resnet wishes, and Air Canada wishes to cause Resnet, to sell to the Purchaser, and the Purchaser wishes to purchase from Resnet, Resnet's 1.92% general partnership interest in the Partnership (the "Resnet Partnership Interest"), upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser, the Parent Entities and the Sellers hereby agree as follows:

                                  ARTICLE I

                                 DEFINITIONS

     SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

     "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

     "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

     "After-Tax Basis" means, (i) with respect to any Loss that is required to be indemnified pursuant to Article VI or Article VIII on an After-Tax Basis, that the indemnification payment will be calculated so as to take into account both the deductibility or creditability by the indemnitee for Tax purposes of the Loss being indemnified and the taxability to the indemnitee of the indemnifying payment (including taxability of any payments made to gross up for the taxability of the indemnifying payment), and (ii) with respect to any refund or credit that is required to be paid on an After-Tax Basis pursuant to
Section 6.08, that the refund or credit will be calculated so as to take into account both the deductibility by the Purchaser for Tax purposes of the payment of such refund or credit to the Sellers and the taxability to the Purchaser of the receipt of the refund or credit.

     "Agreement" or "this Agreement" means this General Partnership Interest Purchase Agreement, dated as of July 30, 1997, among the parties listed in the preamble (including the Exhibits hereto and the Sellers' Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 10.09.

     "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

     "Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

     "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

     "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and Tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

     "Environment" means surface waters, groundwaters, surface water sediment, soil, subsurface strata and ambient air.

     "Environmental Claims" means any and all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Material or arising from any alleged injury or threat of injury to health, safety or the Environment.

     "Environmental Law" means any Law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the Environment, health or safety or to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

     "Environmental Permit" means any permit, approval, identification number, license or other authorization required to operate the respective businesses of the Partnership or any Subsidiary or the Real Property under any applicable Environmental Law.

     "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

     "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority, other than any rules and regulations (whether promulgated by order or otherwise) which apply generally to the computer reservations system industry.

     "Hazardous Materials" means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and (b) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Independent Accounting Firm" means any one of the "big six" accounting firms other than the Purchaser's Accountants and Arthur Andersen LLP.

     "IRS" means the Internal Revenue Service of the United States.

     "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

     "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

     "Material Adverse Effect" means any change in or effect on the business of the Partnership that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or Liabilities of the Partnership and the Subsidiaries, taken as a whole, or prevents consummation of the transactions contemplated hereby.

     "Net Asset Test Reference Balance Sheet" means the audited consolidated balance sheet (including the related notes and schedules thereto) of the Partnership, dated as of March 31, 1997, excluding (i) any indebtedness for borrowed money of the Partnership and the Subsidiaries, (ii) any Cash other than cash in the amount of any checks outstanding, and (iii) the assets and liabilities of Premier, a copy of which is set forth in Section 3.06(a) of the Sellers' Disclosure Schedule.

     "Net Assets" means the excess of total consolidated assets over total consolidated liabilities of the Partnership and the Subsidiaries shown on the Pre-Closing Balance Sheet or the Seasonally Adjusted Net Asset Test Reference Balance Sheet, as applicable.

     "Ordinary Course Taxes" means Taxes relating to periods (or portions thereof) prior to the Closing Date and paid by the Partnership or the Subsidiaries after the Closing Date in the ordinary course of business and not as a result of an audit or examination by a government or Tax authority or an administrative or judicial proceeding or a settlement or compromise thereof in connection with a Tax previously paid or a Return previously filed.

     "Other Tax Audit Reserve" means a non-specific reserve for sales and use tax audit settlements of $400,000.

     "Partnership Intellectual Property" means all trademarks, trademark rights, trade names, trade name rights, patents, patent rights, industrial models, inventions, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Partnership and the Subsidiaries as currently conducted or as currently contemplated (by existing Partnership management) to be conducted, together with all applications currently pending for any of the foregoing.

     "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for Taxes, assessments and governmental charges or levies not yet due and payable; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations;
(c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any indebtedness for borrowed money of the Partnership, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes.

     "Person" means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

     "Purchaser's Accountants" means KPMG Peat Marwick LLP, independent accountants of the Purchaser.

     "Real Property" means the real property leased or owned by the Partnership or any Subsidiary.

     "Regulations" means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

     "Return" means any return, report or form relating to a Tax or Taxes.

     "Seasonally Adjusted Net Asset Test Reference Balance Sheet" means the Net Asset Test Reference Balance Sheet adjusted to multiply current assets reflected thereon by the appropriate seasonal adjustment factors set forth on
Schedule 1.01(a) hereto and current liabilities by the appropriate seasonal adjustment factors set forth on Schedule 1.01(b) hereto.

     "Subsidiaries" means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other similar entities controlled by the Partnership directly or indirectly through one or more intermediaries.

     "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority (whether federal, state, local, foreign or otherwise), including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

     "Tax Benefit" means the value, when actually received, of any deduction, loss, credit or refund to the Purchaser, any Affiliate of the Purchaser, or the Seller, as the case may be.

     "U.S. GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

     SECTION 1.02. Other Defined Terms. Each of the following terms is defined in the Section set forth opposite such term:


     Terms                                                Section
     -----                                                -------
     Agreement.......................................... Preamble
     Air Canada......................................... Preamble
     Arbitration Request................................... 10.10
     Assets.............................................. 3.15(a)
     Association........................................... 10.10
     ATS Names........................................... 5.07(a)
     Average Cash Amount................................. 2.04(b)
     Award........................................... 10.10(a)(v)
     Cash................................................ 2.04(b)


     Cash Payment Amount................................. 2.04(b)
     Closing................................................ 2.03
     Closing Cash Amount................................. 2.04(e)
     Closing Date........................................... 2.03
     Commencement Date............................... 10.10(a)(i)
     Covia.............................................. Preamble
     Covia Partnership Interest......................... Recitals
     Dispute Notice..................................... 10.10(a)
     Environmental Audit................................... 5.11
     ERISA............................................... 3.16(a)
     Escrow Agent..................................... 2.04(f)(i)
     Financial Statements................................ 3.06(a)
     Indemnified Party...................................... 6.01
     Independent Firm.................................... 6.03(b)
     Interim Financial Statements........................ 3.06(a)
     IPO.................................................... 2.03
     Loss................................................... 8.02
     Material Contracts.................................. 3.12(a)
     Measuring Period.................................... 2.04(b)
     Non-Disclosure Agreement............................ 5.03(a)
     Parent Entity...................................... Preamble
     Parent Entities.................................... Preamble
     Partnership........................................ Recitals
     Partnership Agreement............................... 3.02(a)
     Partnership Interests............................... 3.03(a)
     Partnership Licenses................................... 3.13
     Petitioner......................................... 10.10(a)
     Plans............................................... 3.16(a)
     Pre-Closing Balance Sheet.............................. 5.10
     Premier................................................ 5.09
     Purchase Price......................................... 2.02
     Purchase Price Allocation Schedule.................. 6.03(c)
     Purchaser.......................................... Preamble
     Purchaser Indemnified Party......................... 8.02(a)
     Resnet............................................. Preamble
     Resnet Partnership Interest........................ Recitals
     Respondent......................................... 10.10(a)
     Response....................................... 10.10(a)(ii)
     Returnable Refund or Credit......................... 6.08(a)
     Sales Tax Audit Reserve............................. 6.01(a)
     SEC................................................. 5.03(a)
     Seller............................................. Preamble


     Sellers............................................ Preamble
     Sellers' Disclosure Schedule........................... 3.05
     Seller Indemnified Party............................ 8.04(a)
     Statement.......................................... 10.10(a)
     Third Party Claim...................................... 8.05
     Transaction Agreement............................... 7.01(g)
     United............................................. Preamble
     USAW............................................... Preamble
     USAM............................................... Preamble
     USAM Partnership Interest.......................... Recitals
     WARN................................................ 3.16(g)


                                 ARTICLE II

                              PURCHASE AND SALE

     SECTION 2.01. Purchase and Sale of the Partnership Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, (i) United shall cause Covia to sell, and Covia shall sell to the Purchaser, and the Purchaser shall purchase from Covia, the Covia Partnership Interest, (ii) USAW shall cause USAM to sell, and USAM shall sell to the Purchaser, and the Purchaser shall purchase from USAM, the USAM Partnership Interest, and (iii) Air Canada shall cause Resnet to sell, and Resnet shall sell to the Purchaser, and the Purchaser shall purchase from Resnet, the Resnet Partnership Interest.

     SECTION 2.02. Purchase Price. The purchase price for the Covia Partnership Interest, the USAM Partnership Interest and the Resnet Partnership Interest shall be $700 million in the aggregate (the "Purchase Price") to be paid in cash pro rata to Covia, USAM and Resnet in accordance with their respective Partnership Interests in the Partnership.

     SECTION 2.03. Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Partnership Interests contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York at 10:00 A.M. New York time on the day of the consummation of the proposed initial public offering by the Purchaser (the "IPO"), or at such other place or at such other time or on such other date as the Sellers and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

     SECTION 2.04.  Cash Mechanism.  (a)  Subject to the provisions of this
Section 2.04, at or immediately following the Closing, the Partnership will pay to each of the

Sellers its pro rata share (determined in accordance with its Partnership Interest) of the Cash Payment Amount, less, in the case of Covia, $50 million.

     (b) For purposes of this Section 2.04, (i) the "Average Cash Amount" means, subject to adjustment as set forth in Section 2.04(c), the amount of cash that is equal to the simple average daily balance of cash, time deposits, certificates of deposit, marketable securities and other short term investments and cash equivalents ("Cash") of the Partnership and the Subsidiaries at the close of business on each Business Day during the Measuring Period, (ii) "Measuring Period" means the period commencing at 12:01 a.m. EDT on the date of the month immediately preceding the month in which the Closing Date occurs that is the same date of the month as the Closing Date (or if such date is not a calendar date, the date that corresponds most closely to the date that is the Closing Date) and ending at 11:59 p.m. EDT on the day immediately preceding the Closing Date, and (iii) "Cash Payment Amount" means the Average Cash Amount less the checks issued by the Partnership and the Subsidiaries that have not cleared on the Closing Date.

     (c) The Average Cash Amount will be adjusted in the event the Partnership makes (i) any Cash distribution (in respect of their respective Partnership Interests) to any of the Sellers, or (ii) any payment to one or more brokers pursuant to Section 3.20 hereof, in either case during the Measuring Period, by subtracting the amount of any such distribution or payment, as the case may be, from the daily amount of Cash in each of the days during the Measuring Period immediately preceding the date of such distribution or payment.

     (d) During the Measuring Period, each of the Purchaser and the Partnership will make all payments that are to be made to each other under existing contractual arrangements or agreements in the ordinary course of business consistent with past practice. In addition, during the Measuring Period, the Partnership will conduct its business in the ordinary course consistent with past practice, including, without limitation, not shortening or lengthening the customary payment time for any of its payables or receivables and continuing its purchasing and capital purchasing practices in accordance with past practice. To facilitate the foregoing, (i) Covia shall circulate to the relevant personnel of the Partnership at least thirty days prior to the expected commencement of the Measuring Period written instructions to such effect, (ii) the Partnership will provide representatives of the Purchaser with access, at reasonable times, to all offices, personnel, books and records of the Partnership and the Subsidiaries that the Purchaser may reasonably request for purposes of monitoring the compliance by the Partnership with this Section 2.04(d) and the calculation by the Partnership of the Average Cash Amount, the Cash Payment Amount and the Closing Cash Amount in accordance with this Section 2.04, and (iii) the parties will agree on mutually agreeable procedures for implementing the cash transfers described in Section 2.04(e). During the period from 11:59 p.m. EDT on the day immediately preceding the Closing Date through the Closing, the Partnership will make no payments of cash except pursuant to normal banking transactions, including check clearing or deposits, that are not under the control of the Partnership, or pursuant to contractual obligations with third parties that were previously disclosed to the Purchaser or that were entered into in the ordinary course of business consistent with past practice.

     (e) On the Closing Date, the Partnership will inform each of the Parent Entities and the Purchaser of the (i) Average Cash Amount, as well as the calculations resulting therein, (ii) the aggregate amount with respect to which checks of the Partnership and the Subsidiaries have been issued but not cleared on the Closing Date, and (iii) the amount of Cash of the Partnership and the Subsidiaries as of 12:01 a.m. EDT on the Closing Date (the "Closing
Cash Amount"). If the Closing Cash Amount is less than the Cash Payment Amount, then the Purchaser will make available to the Partnership such difference and, subject to the provisions of Section 2.04(f), the Cash Payment Amount will be paid to the Sellers as set forth in Section 2.04(a). If the Closing Cash
Amount is greater than the Cash Payment Amount, then, subject to the provisions of Section 2.04(f), the Cash Payment Amount will be paid to the Sellers as set forth in Section 2.04(a), and the difference between the Closing Cash Amount and the Cash Payment Amount will be retained by the Partnership.

     (f) (i) Prior to the Closing, the Purchaser and the Parent Entities shall enter into an Escrow Agreement, in substantially the form attached hereto as
Exhibit 2.04(f), with a third party selected by the Purchaser and reasonably acceptable to the Parent Entities (the "Escrow Agent"). In accordance with the terms of the Escrow Agreement, the Partnership or the Sellers (pro rata in accordance with their respective Partnership Interests) will, on the Closing Date, deposit the sum of $3 million with the Escrow Agent, which will hold such amount in an interest bearing account until the day that is 90 days following the Closing Date, to be managed and paid out in accordance with the Escrow Agreement and this Section 2.04.

     (ii) In the event the Purchaser determines, within 90 days following the Closing Date, that the agreements of the Partnership contained in Section 2.04(d) were not complied with and, as a result of such non-compliance, the Average Cash Amount was either greater or lesser than the average amount of Cash that the Partnership would have had during the Measuring Period had such provisions been complied with, the Purchaser will provide written notice to the Parent Entities to such effect, specifying the amount of the difference and its reasons for such determination. In the absence of any written notice of dispute delivered by any of the Parent Entities to the Purchaser and the Escrow Agent within 10 days after receipt of the Purchaser's written notice as to such determination and the amount of such difference, (x) in the event the Average Cash Amount is greater than it would have been, the Purchaser will receive from the Escrow Agent and the Parent Entities (on a several basis in proportion to their respective Partnership Interests), if appropriate, a cash payment equal to the amount of such difference, together with interest thereon, as set forth in clause (iii) below, and (y) in the event the Average Cash Amount is less than it would have been, the Sellers will receive (pro rata in proportion to their respective Partnership Interests) from the Partnership or the Purchaser a cash payment equal to the amount of such difference, together with interest thereon, as set forth in clause (iii) below. In the event any of the Parent Entities deliver such a written notice disputing such determination or the amount of such difference, such dispute will be submitted for resolution to the Independent Accounting Firm, which will resolve such dispute within 30 days of the date of such submission and whose decision will be final and binding on the Parent Entities and the Purchaser. The fees and expenses of the Independent Accounting Firm will be allocated between the Purchaser, on the one hand, and the Parent Entities (pro rata in accordance with their respective Partnership Interests), on the other hand, in the same proportion that the aggregate amount of the difference so submitted to the Independent Accounting Firm that is unsuccessfully disputed by the Parent Entities, on the one hand, or the Purchasers, on the other hand, bears to the total amount of the difference so submitted.

     (iii) In the event any payment is to be made to the Purchaser pursuant to clause (ii) above, the Escrow Agent will pay such amount to the Purchaser, together with the appropriate amount of interest thereon, and if such payment is less than the amount of such difference, the Purchaser will recover such excess amount from the Parent Entities (on a several basis in proportion to their respective Partnership Interests), together with interest thereon from the Closing Date to and including the date of payment by the Parent Entities to the Purchaser at the Interest Rate (as such term is defined in the Escrow Agreement), pursuant to the provisions of Section 8.02 (except that the provisions of Section 8.02(b)(i) and (ii) will not apply). In the event any payment is to be made to the Sellers pursuant to clause (ii) above, the Partnership or the Purchaser will pay such amount to the Sellers (pro rata in accordance with their respective Partnership Interests), together with interest thereon from the Closing Date to and including the date of payment by the Partnership or Purchaser to the Sellers at the Interest Rate, pursuant to the provisions of Section 8.04. In the event any amount remains in the Escrow Fund (as such term is defined in the Escrow Agreement) on the 90th day following the Closing Date, all amounts held by the Escrow Agent on such day, after giving effect to any payments to be made to the Purchaser hereunder, will be paid to the Sellers pro rata in accordance with their Partnership Interests, including all interest accrued on the remaining principal amount.


                                 ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE PARENT
                            ENTITIES AND SELLERS

     As an inducement to the Purchaser to enter into this Agreement, the Parent Entities and the Sellers hereby represent and warrant to the Purchaser as follows: United and Covia jointly and severally represent and warrant as to the representations and warranties in Sections 3.01(a), 3.03(a), 3.04(a) and 3.05(a); USAW and USAM jointly and severally represent and warrant as to the representations and warranties in Sections 3.01(b), 3.03(b), 3.04(b) and 3.05(b); Air Canada and Resnet jointly and severally represent and warrant as to the representations and warranties in Sections 3.01(c), 3.03(c), 3.04(c) and 3.05(c); and the Parent Entities and the Sellers severally represent and warrant as to the representations and warranties in Sections 3.02, 3.03(d), 3.06, 3.07, 3.08, 3.09, 3.10, 3.11, 3.12,
3.13, 3.14, 3.15, 3.16, 3.17, 3.18, 3.19 and 3.20.

     SECTION 3.01. Organization, Authority and Qualification of the Parent Entities and the Sellers. (a) Each of United and Covia is a corporation (and, in the case of Covia, on or prior to the Closing will be either a corporation or a limited liability company) duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement, to carry out its respective obligations hereunder and to consummate the transactions contemplated hereby. Each of United and Covia is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by each of them or the operation of each of their businesses make such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not adversely affect the ability of either United or Covia to carry out its respective obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery of this Agreement by United and Covia, the performance by United and Covia of their respective obligations hereunder and the consummation by United and Covia of the transactions contemplated hereby have been duly authorized by all requisite action on the part of United and Covia. This Agreement has been duly executed and delivered by United and Covia, and (assuming due authorization, execution and delivery by the other Sellers and Parent Entities and the Purchaser) this Agreement constitutes a legal, valid and binding obligation of each of United and Covia enforceable against each of them in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity.

     (b) Each of USAW and USAM is a corporation (and, in the case of USAM, on or prior to the Closing will be either a corporation or a limited liability company) duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement, to carry out its respective obligations hereunder and to consummate the transactions contemplated hereby. Each of USAW and USAM is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by each of them or the operation of each of their businesses make such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not adversely affect the ability of either USAW or USAM to carry out its respective obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery of this Agreement by USAW and USAM, the performance by USAW and USAM of their respective obligations hereunder and the consummation by USAW and USAM of the transactions contemplated hereby have been duly authorized by all requisite action on the part of USAW and USAM. This Agreement has been duly executed and delivered by USAW and USAM, and (assuming due authorization, execution and delivery by the other Sellers and Parent Entities and the Purchaser) this Agreement constitutes a legal, valid and binding obligation of each of USAW and USAM enforceable against each of them in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity.

     (c) Each of Air Canada and Resnet is a corporation duly organized, validly existing and in good standing under the laws of Alberta and the State of Delaware, respectively, and has all necessary power and authority to enter into this Agreement, to carry out its respective obligations hereunder and to consummate the transactions contemplated hereby. Each of Air Canada and Resnet is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by each of them or the operation of each of their businesses make such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not adversely affect the ability of either Air Canada and Resnet to carry out its respective obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery of this Agreement by Air Canada and Resnet, the performance by Air Canada and Resnet of their respective obligations hereunder and the consummation by Air Canada and Resnet of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Air Canada and Resnet. This Agreement has been duly executed and delivered by Air Canada and Resnet, and (assuming due authorization, execution and delivery by the other Sellers and Parent Entities and the Purchaser) this Agreement constitutes a legal, valid and binding obligation of each of Air Canada and Resnet enforceable against each of them in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity.

     SECTION 3.02. Organization, Authority and Qualification of the Partnership and the Subsidiaries. (a) The Partnership is a general partnership duly organized and validly existing under the laws of the State of Delaware and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business or the respective businesses of the Subsidiaries makes such licensing or qualification necessary (and all such jurisdictions are set forth in Section 3.02(a) of the Sellers' Disclosure Schedule). The Partnership has all the necessary power and authority to own, operate or lease the properties and assets owned, operated, or leased by the Partnership and to carry on its business and the respective businesses of the Subsidiaries as they have been and are currently conducted by the Partnership and the Subsidiaries. All material actions taken by the Partnership have been duly authorized, and the Partnership has not taken any material action that in any respect conflicts with or results in a violation of any provision of its partnership agreement (the "Partnership Agreement").

A true and correct copy of the Partnership Agreement, as in effect on the date hereof, has been delivered by the Sellers to the Purchaser. The execution and delivery of this Agreement by the Partnership, the performance by the Partnership of its obligations hereunder and the consummation by the Partnership of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Partnership. This Agreement has been duly executed and delivered by the Partnership, and (assuming due authorization, execution and delivery by the Sellers, the Parent Entities and the Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Partnership enforceable against the Partnership in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity.

     (b) Section 3.02(b) of the Sellers' Disclosure Schedule sets forth a true and complete list of all Subsidiaries, listing for each Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, and the current ownership of such capital stock, partnership interests or similar ownership interests.

     (c) Other than the Subsidiaries, there are no other corporations, partnerships or limited liability companies in which the Partnership owns, of record or beneficially, any direct or other interest or any right (contingent or otherwise) to acquire the same. The Partnership is not, directly or indirectly, a participant in any joint venture.

     (d) Each Subsidiary: (i) is a corporation or partnership duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary (and all such jurisdictions are set forth in Section 3.02(d) of the Sellers' Disclosure Schedule). True and complete copies of the charter and bylaws (or similar organizational documents), in each case as in effect on the date hereof, of each Subsidiary have been delivered by the Sellers to the Purchaser.

     (e) No Subsidiary is a member of (nor is any part of its business conducted through) any partnership, other than the Partnership.

     SECTION 3.03. Partnership Interests. (a) As of the date hereof, 77% of the outstanding interests in the Partnership ("Partnership Interests") are owned, beneficially and of record, by Covia, free and clear of all Encumbrances. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character obligating United, Covia or any Affiliate thereof to issue or sell any Partnership

Interests or any other interest in the Partnership. Neither United, Covia nor any Affiliate thereof is party to any voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Partnership Interests. Upon consummation of the transactions contemplated by Article II, the Purchaser will acquire from Covia 77% of the Partnership Interests free and clear of all Encumbrances (other than Encumbrances created by the Purchaser).

     (b) As of the date hereof, 21.08% of the outstanding Partnership Interests are owned, beneficially and of record, by USAM, free and clear of all Encumbrances. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character obligating USAW, USAM or any Affiliate thereof to issue or sell any Partnership Interests or any other interest in the Partnership. Neither USAW, USAM nor any Affiliate thereof is party to any voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Partnership Interests. Upon consummation of the transactions contemplated by
Article II, the Purchaser will acquire from USAM 21.08% of the Partnership Interests free and clear of all Encumbrances (other than Encumbrances created by the Purchaser).

     (c) As of the date hereof, 1.92% of the outstanding Partnership Interests in are owned, beneficially and of record, by Resnet, free and clear of all Encumbrances. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character obligating Air Canada, Resnet or any Affiliate thereof to issue or sell any Partnership Interests or any other interest in the Partnership. Neither Air Canada, Resnet nor any Affiliate thereof is party to any voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Partnership Interests. Upon consummation of the transactions contemplated by Article II, the Purchaser will acquire from Resnet 1.92% of the Partnership Interests free and clear of all Encumbrances (other than Encumbrances created by the Purchaser).

     (d) None of the outstanding Partnership Interests was issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Partnership Interests or obligating the Partnership to issue or sell any Partnership Interests or any other interest in the Partnership. There are no outstanding contractual obligations of the Partnership to repurchase, redeem or otherwise acquire any equity interests of or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The Partnership Interests constitute all the issued and outstanding equity interests in the Partnership. The Partnership is not a party to any voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Partnership Interests.

     SECTION 3.04. No Conflict. (a) Except as disclosed in Section 3.04 of the Sellers' Disclosure Schedule, the execution, delivery and performance of this Agreement by United, Covia and the Partnership do not and will not (i) violate, conflict with or result in the breach of any provision of the charter, bylaws, limited liability company agreement or partnership agreement (or similar organizational documents) of United, Covia, the Partnership or any Subsidiary, (ii) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to United, Covia, the Partnership or any Subsidiary, or any of their respective assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Partnership Interests held by Covia or on any of the assets or properties of United, Covia, the Partnership or any Subsidiary pursuant to, any note, bond, mortgage or indenture, or material contract, agreement, lease, sublease, license, sublicense, permit, franchise or other instrument or arrangement to which United, Covia, the Partnership or any Subsidiary is a party or by which any of the Partnership Interests held by Covia or any of such assets or properties is bound or affected.

     (b) Except as disclosed in Section 3.04 of the Sellers' Disclosure Schedule, the execution, delivery and performance of this Agreement by USAW, USAM and the Partnership do not and will not (i) violate, conflict with or result in the breach of any provision of the charter, bylaws, limited liability company agreement or partnership agreement (or similar organizational documents) of USAW, USAM, the Partnership or any Subsidiary, (ii) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to USAW, USAM, the Partnership or any Subsidiary, or any of their respective assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Partnership Interests held by USAM or on any of the assets or properties of USAW, USAM, the Partnership or any Subsidiary pursuant to, any note, bond, mortgage or indenture, or material contract, agreement, lease, sublease, license, sublicense, permit, franchise or other instrument or arrangement to which USAW, USAM, the Partnership or any Subsidiary is a party or by which any of the Partnership Interests held by USAM or any of such assets or properties is bound or affected.

     (c) Except as disclosed in Section 3.04 of the Sellers' Disclosure Schedule, the execution, delivery and performance of this Agreement by Air Canada, Resnet and the Partnership do not and will not (i) violate, conflict with or result in the breach of any provision of the charter, bylaws, limited liability company agreement or partnership agreement (or similar organizational documents) of Air Canada, Resnet, the Partnership or any Subsidiary, (ii) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to Air Canada, Resnet, the Partnership or any Subsidiary, or any of their respective assets, properties or businesses, or
(iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Partnership Interests held by Resnet or on any of the assets or properties of Air Canada, Resnet, the Partnership or any Subsidiary pursuant to, any note, bond, mortgage or indenture, or material contract, agreement, lease, sublease, license, sublicense, permit, franchise or other instrument or arrangement to which Air Canada, Resnet, the Partnership or any Subsidiary is a party or by which any of the Partnership Interests held by Resnet or any of such assets or properties is bound or affected.

     SECTION 3.05. Governmental Consents and Approvals. (a) The execution, delivery and performance of this Agreement by United, Covia and the Partnership do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority or any other Person, except for (i) the notification requirements of the HSR Act and
(ii) the consents, approvals and authorizations set forth in Section 3.05 of the disclosure schedule which has been delivered by the Sellers to the Purchaser prior to the date hereof and which is attached hereto (the "Sellers' Disclosure Schedule").

     (b) The execution, delivery and performance of this Agreement by USAW, USAM and the Partnership do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority or any other Person, except for (i) the notification requirements of the HSR Act and (ii) the consents, approvals and authorizations set forth in Section 3.05 of the Sellers' Disclosure Schedule.

     (c) The execution, delivery and performance of this Agreement by Air Canada, Resnet and the Partnership do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority or any other Person, except for (i) the notification requirements of the HSR Act and (ii) the consents, approvals and authorizations set forth in Section 3.05 of the Sellers' Disclosure Schedule.

     SECTION 3.06. Financial Information and Books and Records. (a) True and complete copies of (i) the audited consolidated balance sheet of the Partnership and the Subsidiaries for each of the three fiscal years ended as of December 31, 1994, December 31, 1995 and December 31, 1996, and the related audited consolidated statements of income, together with all related notes and schedules thereto, accompanied by the reports thereon of the Sellers' Accountants (collectively referred to herein as the "Financial Statements") and (ii) the unaudited consolidated balance sheet of the Partnership and the Subsidiaries for the quarter ending March 31, 1997, and the related consolidated statements of income of the Company, together with all related notes and schedules thereto (collectively referred to herein as the "Interim Financial Statements") have been delivered by the Sellers to the Purchaser. The Financial Statements, the Interim Financial Statements and the Net Asset Test Reference Balance Sheet (i) were prepared in accordance with the books of account and other financial records of the Partnership, (ii) present fairly the consolidated financial condition and results of operations of the Partnership and the Subsidiaries as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with U.S. GAAP and (iv) include all adjustments (consisting only of normal accruals) that are necessary for a fair presentation of the consolidated financial condition of the Partnership and the Subsidiaries and the results of the operations of the Partnership and the Subsidiaries as of the dates thereof or for the periods covered thereby, except in the case of the Net Asset Test Reference Balance Sheet (a copy of which is set forth in Section 3.06(a) of the Sellers' Disclosure Schedule), which excludes (i) any indebtedness for borrowed money of the Partnership and the Subsidiaries, (ii) any cash or cash equivalents other than cash in the amount of any checks outstanding, and (iii) the assets and liabilities of Premier.

     (b) The books of account and other financial records of the Partnership and the Subsidiaries: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with U.S. GAAP and (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies.

     (c) The minute books of the Partnership and the Subsidiaries contain accurate records of all meetings and accurately reflect all other actions taken by the Partners or Stockholders thereof. Complete and accurate copies of all such minute books have been provided to the Purchaser.

     SECTION 3.07. No Undisclosed Liabilities. There are no Liabilities of the Partnership or any Subsidiary, other than Liabilities (i) reflected or reserved against on the Net Asset Test Reference Balance Sheet, (ii) incurred since March 31, 1997 in the ordinary course of the business, consistent with the past practice, or (iii) disclosed in this Agreement or in the Sellers' Disclosure Schedule, of the Partnership and the Subsidiaries and which do not and could not have a Material Adverse Effect.

     SECTION 3.08. Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Except as disclosed in Section 3.08 of the Sellers' Disclosure Schedule, since March 31, 1997, the business of the Partnership and the Subsidiaries has been conducted in the ordinary course and consistent with past practice.

As amplification and not limitation of the foregoing, since March 31, 1997, except as disclosed in Section 3.08 of the Sellers' Disclosure Schedule, neither the Partnership nor any Subsidiary has:

           (i) permitted or allowed any of the assets or properties (whether tangible or intangible) of the Partnership or any Subsidiary to be subjected to any Encumbrance, other than Permitted Encumbrances;

           (ii) except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any Liability, other than current liabilities reflected on the Net Asset Test Reference Balance Sheet and current liabilities incurred in the ordinary course of business consistent with past practice since March 31, 1997;

           (iii) made any loan to, guaranteed any indebtedness of or otherwise incurred any indebtedness on behalf of any Person;

           (iv) redeemed any of the Partnership Interests;

           (v) except as specifically requested by the Purchaser or as required to accommodate changes in the Purchaser's business practices, made any material changes in the customary methods of operations of the Partnership or any Subsidiary, including, without limitation, practices and policies relating to marketing, selling and pricing;

           (vi) merged with, entered into a consolidation with or acquired any interest in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets;

           (vii) made any capital expenditure or commitment for any capital expenditure in excess of the capital expenditures contemplated by the planned budget, a true and complete copy of which has been provided to the Purchaser;

           (viii) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible assets) with an individual value in excess of $50,000;

           (ix) issued or sold any Partnership Interests, or other equity securities, or any option, warrant or other right to acquire the same, of, or any other interest in, the Partnership or any Subsidiary, except as contemplated by this Agreement;

           (x) except for agreements, arrangements or transactions with the Purchaser or having an individual value of less than $5,000, entered into any agreement, arrangement or transaction with any of its directors, officers, employees or partners (or with any relative, beneficiary, spouse or Affiliate of such Person);

           (xi) (A) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Partnership or any Subsidiary to any of its employees, including, without limitation, any increase or change pursuant to any Plan, or (B) established or increased or promised to increase any benefits under any Plan, in either case except for ordinary increases consistent with the past practices of the Partnership or such Subsidiary;

           (xii) revalued any assets of the Partnership or any Subsidiary other than in accordance with U.S. GAAP;

           (xiii) amended, terminated, cancelled or compromised any material claims of the Partnership or any Subsidiary or waived any other rights of material value to the Partnership or any Subsidiary;

           (xiv) made any material change in any method of accounting or accounting practice or policy used by the Partnership or any Subsidiary;

           (xv) amended or restated the Partnership Agreement or the organizational documents of any Subsidiary;

           (xvi) made any express or deemed election or settled or compromised any liability that is the subject of a dispute with any government or taxing authority, with respect to (A) Taxes of the Partnership or any Subsidiary or (B) Taxes, insofar as Partnership items or any Subsidiary items are involved, of the partners of the Partnership or of any Subsidiary;

           (xvii) suffered any casualty loss or damage with respect to any of the Assets which individually has a replacement cost of more than $50,000, which loss or damage shall not have been covered by insurance;

           (xviii) suffered any Material Adverse Effect; or

           (xix) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.08 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.08.

     SECTION 3.09. Litigation. Except as set forth in Section 3.09 of the Sellers' Disclosure Schedule, there are no Actions by or against the Partnership or any Subsidiary (or by or against the Sellers or any Affiliate thereof and relating to the Partnership or any Subsidiary or their respective businesses), or affecting any of the Assets, pending or threatened before any Governmental Authority. None of the Partnership, the Subsidiaries or any of the Assets nor the Sellers is subject to any Governmental Order, nor are there any such Governmental Orders threatened to be imposed by any Governmental Authority, which has a Material Adverse Effect.

     SECTION 3.10. Compliance with Laws. (a) Except as disclosed in Section 3.10(a) of the Sellers' Disclosure Schedule, the Partnership and the Subsidiaries have conducted and continue to conduct their respective businesses in accordance with all Laws and Governmental Orders applicable to the Partnership, any Subsidiary or any of the Assets or such businesses, and neither the Partnership nor any Subsidiary is in violation of any such Law or Governmental Order.

     (b) Section 3.10(b) of the Sellers' Disclosure Schedule sets forth a brief description of each Governmental Order applicable to the Partnership or any Subsidiary or any of the Assets or the Partnership's or the Subsidiaries' respective businesses, and no such Governmental Order has or could reasonably be expected to have a Material Adverse Effect.

     SECTION 3.11. Environmental and Other Permits and Licenses; Related Matters. (a) Except as disclosed in Section 3.11(a) of the Sellers' Disclosure Schedule, (i) neither the Partnership nor any Subsidiary has received notice of any violation of any Environmental Laws; (ii) the Partnership and the Subsidiaries have obtained all Environmental Permits and are and have been in material compliance with their requirements; (iii) except as permitted by or as would not result in any material liability under applicable Environmental Laws, there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any of the owned or leased properties or, with respect to the period of the Partnership's or any Subsidiary's ownership, tenancy or operation of such property, on any real property formerly owned, leased or occupied by the Partnership or any Subsidiary; (iv) there is no asbestos or asbestos-containing material on any of the owned or leased properties, except as permitted by or as would not result in any material liability under applicable Environmental Laws;
(v) neither the Partnership nor any Subsidiary has released, discharged or disposed of an amount of Hazardous Materials on any of the owned or leased properties or on any real property formerly owned, leased or occupied by the Partnership or any Subsidiary in a manner or quantity which would have a material effect on the Partnership; (vi) neither the Partnership nor any Subsidiary is undertaking, has completed, nor is required to conduct, any investigation or assessment or remedial or response action relating to any release, discharge or disposal of or contamination with an amount of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law which would have a material effect on the Partnership; and (vii) there are no past, pending or threatened in writing Environmental Claims against the Partnership, any Subsidiary or any of their properties, and there are no facts which can form the basis of any such Environmental Claim.

           (b) Except as disclosed in Section 3.11(b) of the Sellers' Disclosure Schedule, there are no environmental audit reports, studies or analyses in the possession of the Parent Entities, the Sellers or the Partnership or under their control relating to the owned or leased properties or the operations of the Partnership and the Subsidiaries.

           SECTION 3.12. Material Contracts. (a) Section 3.12(a) of the Sellers' Disclosure Schedule lists each of the following contracts and agreements (including, without limitation, oral contracts and agreements) of the Partnership and each Subsidiary (such contracts and agreements being "Material Contracts"):

           (i) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Partnership or any Subsidiary is a party under which the Partnership can be reasonably expected to pay or be paid at least $50,000 during the course of the twelve months following the date hereof;

           (ii) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Partnership or any Subsidiary is a party, which are not cancelable without penalty or further payment and without more than 30 days' notice, and under which the Partnership can be reasonably expected to pay or be paid at least $50,000 during the course of the twelve months following the date hereof;

           (iii) all contracts and agreements relating to Indebtedness of the Partnership or any Subsidiary;

           (iv) any agreements that are material to the business of the Partnership and that are currently in effect with subscribers that have generated annual booking fees of $1.0 million or more per annum over the course of any of the last three fiscal years;

           (v) all contracts and agreements with any Governmental Authority to which the Partnership or any Subsidiary is a party and under which the Partnership can be reasonably expected to pay or be paid at least $50,000 during the course of the twelve months following the date hereof;

           (vi) all contracts and agreements that limit or purport to limit the ability of the Partnership or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

           (vii) all contracts and agreements between or among the Partnership or any Subsidiary and the Sellers or any Affiliate of the Sellers; and

           (viii) all other contracts and agreements whether or not made in the ordinary course of business, which are material to the Partnership, any Subsidiary or the conduct of their respective businesses or the absence of which would have a Material Adverse Effect.

           (b) Each Material Contract: (i) is valid and binding on the respective parties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.05 of the Sellers' Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence, except as disclosed in Section 3.12(a) of the Sellers' Disclosure Schedule. Neither the Partnership nor any Subsidiary is in breach of, or default under, any Material Contract. The Sellers have furnished the Purchaser with true and complete copies of all Material Contracts.

           (c) To the best knowledge of the Parent Entities, the Sellers and the Partnership, no other party to any Material Contract is in breach thereof or default thereunder, except as disclosed in Section 3.12(c) of the Sellers' Disclosure Schedule.

           (d) There is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the properties or assets of the Partnership or any Subsidiary.

           SECTION 3.13. Intellectual Property. The Partnership owns or possesses adequate licenses or other valid rights to use all of the Partnership Intellectual Property which is material to the conduct of the business of the Partnership, and there is no assertion or claim challenging the validity of any such Partnership Intellectual Property. Except as disclosed in Section 3.13(i) of the Sellers' Disclosure Schedule, there are no infringements of any Partnership Intellectual Property. Notwithstanding anything to the contrary herein, the representations and warranties contained in the two preceding sentences shall not be deemed to have been breached with respect to any Partnership Intellectual Property that has been provided to the Partnership or any of the Subsidiaries by the Purchaser unless the breach results from any modification by the Partnership or any of its Subsidiaries to any such Partnership Intellectual Property. There are no pending or threatened interferences, reexaminations, oppositions or nullities involving any patents, patent rights or applications therefor of the Partnership which is material to the conduct of the business of the Partnership. Section 3.13(ii) of the Sellers' Disclosure Schedule lists each material license or other agreement pursuant to which the Partnership has the right to use Partnership Intellectual Property utilized in connection with any services provided by the Partnership (the "Partnership Licenses"). There is no breach or violation of any Partnership License by the Partnership or by any third party or threatened or actual loss of rights accruing to the Partnership under any Partnership License. Each Partnership License is a legal, valid and binding agreement of the Partnership and each Partnership License is a legal, valid and binding agreement of the other parties thereto. Except as disclosed in Section 3.13(ii) of the Sellers' Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in the termination of, or any modification to, any Partnership License, except where the foregoing would not have a material effect on the conduct of the business of the Partnership. The Partnership has taken reasonable measures to maintain the confidentiality of the know-how of the Partnership, the value of which to the Partnership is dependent upon the maintenance of the confidentiality thereof. The Partnership has not licensed or otherwise permitted the use by any third party of any proprietary information on terms or in a manner that is reasonably likely to have a Material Adverse Effect. The conduct of the business of the Partnership as currently conducted or as currently contemplated (by existing Partnership management) to be conducted does not and will not infringe upon or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark or copyright of any third party that is reasonably likely to be material to the Partnership's operations.

     SECTION 3.14. Real Property and Leases. (a) Set forth on Section 3.14(a) of the Sellers' Disclosure Schedule is a list of all Real Property.

     (b) Except as disclosed in Section 3.14(a) of the Sellers' Disclosure Schedule, the Partnership and the Subsidiaries have sufficient title or leasehold interests to all their Real Property to conduct their respective businesses as currently conducted or as currently contemplated (by existing Partnership management) to be conducted.

     (c) All leases of real property leased for the use or benefit of the Partnership or any Subsidiary to which the Partnership or any Subsidiary is a party which are material, individually or in the aggregate, to the business of the Partnership and the Subsidiaries taken as a whole, and all amendments and modifications thereto are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Partnership or any Subsidiary, nor any event which with notice or lapse of time or both would constitute a default thereunder by the Partnership or any Subsidiary, which would permit any such lease to be terminated by the other party thereto.

     SECTION 3.15. Assets. (a) Either the Partnership or a Subsidiary, as the case may be, owns, leases or has the legal right to use all material properties and assets, including, without limitation, the Partnership Intellectual Property, used or intended to be used in the conduct of its business or otherwise owned, leased or used by the Partnership or any Subsidiary and, with respect to contract rights, is a party to and enjoys the right to the benefits of all material contracts, agreements and other arrangements used or intended to be used by the Partnership or any Subsidiary or in or relating to the conduct of their respective businesses (all such properties, assets and contract rights being the "Assets"). Set forth on
Section 3.15(a) of the Sellers' Disclosure Schedule is a list of all of the Assets as of the date hereof. Except as disclosed in Section 3.14(a) of the Sellers' Disclosure Schedule, either the Partnership or a Subsidiary, as the case may be, has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

     (b) The Assets constitute all the material properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of, the businesses (as currently conducted by existing Partnership management) of the Partnership and the Subsidiaries. At all times since December 31, 1996, the Partnership has caused the Assets to be maintained in accordance with good business practice, and the Assets are generally in good operating condition and repair and are suitable for the purposes for which they are used and intended, except for ordinary wear commensurate with the age and depreciated value of such Assets.

     (c) Except as disclosed in Section 3.14(a) of the Sellers' Disclosure Schedule, following the consummation of the transactions contemplated by this Agreement, either the Partnership or a Subsidiary, as the case may be, will continue to own, pursuant to good and marketable title, or lease, under valid and subsisting leases, or otherwise retain its respective interest in the Assets without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement (except, with respect to contractual arrangements to the extent that any consents set forth in Section
3.05 of the Sellers' Disclosure Schedule are not obtained). Immediately following the Closing, (i) in the case of books and records other than Tax-related books and records, either the Partnership or a Subsidiary, as the case may be, shall own or possess all documents, books, records, agreements and financial data of any sort used by the Partnership or such Subsidiary which is material to the conduct of its business, and (ii) in the case of Tax-related books and records (including all information (including copies of Returns, original work papers, and source documents (or copies thereof)) relating to any and all Tax filings of the Partnership or any Subsidiary), the Partnership shall own or possess all of such books and records or the Purchaser shall have access to such records pursuant to Section 5.02(c)).

     SECTION 3.16. Employee Benefit Matters. (a) Plans and Material Documents. Section 3.16(a) of the Sellers' Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, pension, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, to which the Partnership or any Subsidiary is a party, with respect to which the Partnership or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Partnership or any Subsidiary for the benefit of any current or former employee, officer or director of the Partnership or any Subsidiary, (ii) each employee benefit plan for which the Partnership or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Partnership or any Subsidiary could incur liability under Section 4212(c) of ERISA and (iv) any contracts, arrangements or understandings between the Sellers or any of its Affiliates and any employee of the Partnership or of any Subsidiary, including, without limitation, any contracts, arrangements or understandings relating to the sale of the Partnership (collectively, the "Plans"). Except as disclosed in Section 3.16(a) of the Sellers' Disclosure Schedule, each Plan is in writing and the Parent Entities and the Sellers have furnished the Purchaser with a complete and accurate copy of each Plan and a complete and accurate copy of each material document prepared in connection with each such Plan including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed IRS Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan.

     (b) Absence of Certain Types of Plans. None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Partnership or any Subsidiary could incur liability under
Section 4063 or 4064 of ERISA. Except as disclosed in Section 3.16(b) of the Sellers' Disclosure Schedule, none of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person or obligates the Partnership or any Subsidiary to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control", within the meaning of such term under Section 280G of the Code. Except as disclosed in Section 3.16(b) of the Sellers' Disclosure Schedule, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Partnership or any Subsidiary. Except as disclosed in Section 3.16(b) of the Sellers' Disclosure Schedule, each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

     (c) Compliance with Applicable Law.   Except as disclosed in Section
3.16(c) of the Sellers' Disclosure Schedule, each Plan is in compliance with all material requirements of all applicable Law, including, without limitation, ERISA and the Code, and all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have always acted in accordance with the provisions of all applicable Law, including, without limitation, ERISA and the Code. The Partnership and each Subsidiary has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan. Except as disclosed in
Section 3.16(c) of the Sellers' Disclosure Schedule, no legal action, suit or claim is pending or threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could reasonably be expected to give rise to any such action, suit or claim.

     (d) Qualification of Certain Plans.   Except as disclosed in Section
3.16(d) of the Sellers' Disclosure Schedule, each Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

     (e) Absence of Certain Liabilities and Events. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan which could reasonably be expected to give rise to a material liability of the Partnership or any Subsidiary. Except as disclosed in Section 3.16(e) of the Sellers' Disclosure Schedule, neither the Partnership nor any Subsidiary has incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA which, in the case of any such penalty, tax or liability, has not been satisfied in full, and no fact or event exists which could give rise to any such liability. Neither the Partnership nor any Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course) which has
not been satisfied in full.   Except as disclosed in Section 3.16(e) of the
Sellers' Disclosure Schedule, no reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Plan subject to Title IV of ERISA. No Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan. None of the assets of the Partnership or any Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; neither the Partnership nor any Subsidiary has been required to post any security under Section 307 of ERISA or

Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security.

     (f) Plan Contributions and Funding. All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions are deductible for income tax purposes. Except as disclosed in Section 3.16(f) of the Sellers' Disclosure Schedule, as of the Closing Date, no Plan which is subject to Title IV of ERISA will have an "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA).

     (g) WARN Act. The Partnership and the Subsidiaries are in compliance with the requirements of the Workers Adjustment and Retraining Notification Act ("WARN") and have no liabilities pursuant to WARN.

     SECTION 3.17. Labor Matters. Except as set forth in Section 3.17 of the Sellers' Disclosure Schedule, (a) neither the Partnership nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Partnership or any Subsidiary and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Partnership or any Subsidiary; (b) there are no material controversies, strikes, slowdowns or work stoppages pending or threatened between the Partnership or any Subsidiary and any of their respective employees, and neither the Partnership nor any Subsidiary has experienced any such material controversy, strike, slowdown or work stoppage within the past three years; (c) there are no unfair labor practice complaints pending against the Partnership or any Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Partnership or any Subsidiary which could have a Material Adverse Effect; and (d) the Partnership and each Subsidiary is currently in material compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Partnership or any Subsidiary and is not liable for any material arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

     SECTION 3.18. Taxes. Except as set forth in Section 3.18(a) of the Sellers' Disclosure Schedule, (a) (i) All returns and reports in respect of Taxes required to be filed with respect to the Partnership or any Subsidiary with respect to Taxes of the Partnership or any Subsidiary for all periods ending on or before the Closing Date (including without limitation Internal Revenue Service Form 1065 (or successor form) and any comparable state and local returns) have been timely filed (or will be timely filed by the Partnership); (ii) all

Taxes required to be shown on such returns and reports or otherwise due have been timely paid; (iii) all returns and reports relating to Taxes on or with respect to income (including without limitation Internal Revenue Service Form 1065 (or successor form) and any comparable state and local returns) are true, correct and complete and all returns and reports of the Partnership or any Subsidiary relating to Taxes other than Taxes on or with respect to income are true, correct and complete in all material respects; (iv) no adjustment relating to such returns has been proposed in writing formally or informally by any Tax authority and no basis exists for any such adjustment; (v) there are no pending or, to the best knowledge of the Parent Entities and the Sellers after due inquiry, threatened actions or proceedings for the assessment or collection of Taxes against the Partnership or any Subsidiary; (vi) there are no Tax liens on any assets of the Partnership or any Subsidiary except liens for Taxes not yet due and payable; (vii) neither the Partnership nor any Subsidiary is a party to any agreement or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (viii) other than with respect to any interest in any Subsidiary, the Partnership has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; (ix) the Partnership and each Subsidiary qualify (and have since the date of each such entity's respective date of formation qualified) to be treated as a partnership for Federal income tax purposes and for state and local tax purposes in all state and local jurisdictions in which such treatment is relevant and none of the Partnership, the Sellers, any Subsidiary, or any Tax authority has taken a position inconsistent with such treatment; (x) the Partnership has in effect a valid election pursuant to Section 754 of the Code;
(xi) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Partnership or any Subsidiary may be subject; (xii) the Partnership (or its partners) does not have any income reportable for a period ending after the Closing Date but attributable to the sale of property or the provision of services (e.g., an installment sale) occurring in or a change in accounting method made for a period ending on or prior to the Closing Date which resulted in a deferred reporting of income from which economically accrued in a period ending on or before the Closing Date from such transaction or from such change in accounting method; (xiii) there are no requests by any Tax authority for information currently outstanding with respect to the Taxes of the Partnership (or any Subsidiary) (or of its partners with respect to Partnership or Subsidiary items); (xiv) there are no proposed reassessments of any property owned by the Partnership (or any Subsidiary) or other taxpayer specific proposals that could increase the amount of any Tax to which the Partnership (or any Subsidiary) would be subject and (xv) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes of the Partnership or a Subsidiary.

     (b) For purposes of the Parent Entities' and the Sellers' indemnification of the Purchaser pursuant to Section 6.01, the representations in Section 3.18(a) shall be deemed to have been made with no exception for items disclosed in
Section 3.18(a) of the Disclosure Schedule or otherwise.

     (c) (i) Section 3.18(c) of the Sellers' Disclosure Schedule lists all Returns (federal, state, local and foreign) filed by each of the Partnership and the Subsidiaries for taxable periods ended on or after September 16, 1993, indicates for which jurisdictions Returns have been filed on the basis of a unitary group, indicates the most recent Return for each relevant jurisdiction and type of Tax for which an audit has been completed or the statute of limitations has lapsed and indicates all Returns that currently are the subject of audit; (ii) the Sellers and the Parent Entities have made available to the Purchaser correct and complete copies of all federal, state, local and foreign Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Partnership or any Subsidiary since September 16, 1993; and (iii) the Sellers and the Parent Entities have delivered to the Purchaser a true and complete copy of any tax-sharing or allocation agreement or arrangement to which the Partnership or any Subsidiary is a party and a true and complete description of any such unwritten or informal agreement or arrangement.

     SECTION 3.19. Insurance. (a) Section 3.19(a) of the Sellers' Disclosure Schedule sets forth a complete list of all material policies of insurance (including, without limitation, errors and omissions insurance) that the Partnership or any Subsidiary has in effect.

     (b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Partnership nor any Subsidiary is in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification, under the policy; (iii) no party to the policy has repudiated, or given notice of an intent to repudiate, any provision thereof; and (iv) to the best knowledge of the Partnership, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation or currently has a rating of "B+" or below from A.M. Best & Co. or a claims paying ability rating of "BBB" or below from Standard & Poor's, Inc.

     (c) Section 3.19(c) of the Sellers' Disclosure Schedule sets forth a general description of all risks of a nature generally insured against which the Partnership or any Subsidiary is self-insured or which are covered under any risk retention program in which the Partnership or any Subsidiary participates.

     (d) All material assets, properties and risks of the Partnership and each Subsidiary are covered by valid and, except for policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including, without limitation, general liability insurance, property insurance and workers' compensation insurance) issued in favor of the Partnership or a Subsidiary, as the case may be, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Partnership or such Subsidiary, as the case may be.

     (e) Except as disclosed in Section 3.19(e) of the Sellers' Disclosure Schedule, no insurance policy listed in Section 3.19(a) of the Sellers' Disclosure Schedule will cease to be legal, valid, binding, enforceable in accordance with its terms and in full force and effect on terms identical to those in effect as of the date hereof as a result of the consummation of the transactions contemplated by this Agreement.

     SECTION 3.20. Brokers. Except for Lehman Brothers, the fees and expenses of which will be paid by the Partnership prior to Closing, or by the Sellers or the Parent Entities pro rata in proportion to their respective Partnership Interests, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers. Any amounts owing for services provided to the Partnership by Lehman Brothers or any other Person in connection with the transactions contemplated by this Agreement or any other transaction involving the Partnership (including, without limitation, any other sale of the Partnership or public offering of the Partnership) will be settled by the Partnership prior to the Closing Date.


                                 ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     As an inducement to the Parent Entities, the Sellers and the Partnership to enter into this Agreement, the Purchaser hereby represents and warrants to the Parent Entities, Sellers and the Partnership as follows:

     SECTION 4.01. Organization, Authority and Qualification of the Purchaser. The Purchaser is a general partnership, and on or prior to the Closing will be a limited liability company, duly organized and validly existing under the laws of the State of Delaware and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

The Purchaser has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on its part. This Agreement has been duly executed and delivered by the Purchaser and (assuming due authorization, execution and delivery by the Parent Entities and the Sellers) this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity.

     SECTION 4.02. No Conflict. Assuming compliance with the notification requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, except as may result from any facts or circumstances relating solely to the Sellers, the execution, delivery and performance of this Agreement by the Purchaser do not and will not (a) violate, conflict with or result in the breach of any provision of, in the case of the Purchaser's Partnership Agreement (b) conflict with or violate any Law or Agreement, dated as of July 3, 1996, among the Purchaser, the banks parties thereto, the letter of credit issuing banks named therein and Morgan Guaranty Trust Company of New York, as agent, conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such assets or properties are bound or affected which would have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

     SECTION 4.03. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by the Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (a) as described in a writing given to the Sellers by the Purchaser on or prior to the date of this Agreement and (b) the notification requirements of the HSR Act.

     SECTION 4.04. Investment Purpose. The Purchaser is acquiring the Partnership Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

     SECTION 4.05. Brokers. Except for J.P. Morgan, the fees and expenses of which will be paid for by the Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.


                                  ARTICLE V

                            ADDITIONAL AGREEMENTS

     SECTION 5.01. Conduct of Business Prior to the Closing. (a) Except as described in Section 5.01(a) of the Sellers' Disclosure Schedule, between the date hereof and the time of the Closing, the Partnership shall, and shall cause each Subsidiary to, conduct its business in the ordinary course and consistent with the Partnership's and such Subsidiary's prior practice. Without limiting the generality of the foregoing, except as described in Section 5.01(a) of the Sellers' Disclosure Schedule, as requested by the Purchaser, or as required to accommodate changes in the Purchaser's business practices, the Partnership and each Subsidiary shall (i) continue their advertising and promotional activities, and pricing and purchasing policies, including capital purchasing, in accordance with past practice; (ii) not shorten or lengthen the customary payment cycles for any of their payables or receivables; (iii) use all reasonable efforts to (A) preserve intact their business organizations, (B) keep available to the Purchaser the services of the employees of the Partnership and each Subsidiary, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Partnership, each Subsidiary and their respective businesses and (D) preserve their current relationships with their customers, suppliers and other persons with which they have significant business relations hips; (iv) exercise, but only after notice to the Purchaser and receipt of the Purchaser's prior written approval, any rights of renewal pursuant to the terms of any of the material leases or subleases which by their terms would otherwise expire; and (v) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Parent Entities or the Sellers to be untrue or result in a breach of any covenant made by the Parent Entities, the Sellers or the Partnership in this Agreement.

     (b) Without limiting the generality of the foregoing, the Partnership covenants and agrees that between the date hereof and the Closing Date, (i) the Partnership will not, without the prior written consent of the Purchaser, enter into any contract (other than with regard to the Partnership's July 1997 trade show) with Premier relating to the provision by Premier to the Partnership, or by the Partnership to Premier, of any services after the Closing Date, and (ii) at least five Business Days prior to entering into any contract pursuant to which the Partnership will be a provider or purchaser of services relating to the

Partnership's help desk or network outsourcing businesses, the Partnership will provide reasonably detailed information concerning such proposed contract to the Purchaser and will consult with the Purchaser and discuss in good faith alternatives to entering into any such contract with the Purchaser to the extent the Purchaser objects to such proposed contract.

     (c) Except as described in Section 5.01(c) of the Sellers' Disclosure Schedule, the Partnership covenants and agrees that, prior to the Closing, without the prior written consent of the Purchaser, neither the Partnership nor any Subsidiary will take any of the actions enumerated in the second sentence of Section 3.08 (including, without limitation, clauses (i) through (xix) thereof); provided, however, that if the Partnership or any Subsidiary desires to take any of the actions enumerated in Section 3.08(v) in response to general industry conditions, the Partnership shall provide written notice of the proposed actions to the Purchaser and the Purchaser shall respond to such written notice not more than two Business Days after the receipt thereof.

     SECTION 5.02. Access to Information. (a) From the date hereof until the Closing, upon reasonable notice, the Partnership shall, and the Partnership shall cause each of the Subsidiaries and each of the Partnership's and the Subsidiaries' officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees and authorized agents, accountants, counsel, underwriters, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Partnership and each Subsidiary (including access to the Partnership's 1996 financial audit work papers) and to those officers, directors, employees, agents, accountants and counsel of the Partnership and of each Subsidiary who have any knowledge relating to the Partnership, any Subsidiary or their respective businesses and (ii) furnish to the officers, employees and authorized agents, accountants, counsel, underwriters, financing sources and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties and goodwill of the Partnership (excluding any Returns or other Tax information of the Parent Entities or the Sellers), the Subsidiaries and their respective businesses (or legible copies thereof) as the Purchaser may from time to time reasonably request, including, without limitation, any financial information or other information that will be required in connection with the IPO.

     (b) In order to facilitate the resolution of any claims made against or incurred by the Sellers prior to the Closing, for a period of seven years after the Closing, the Purchaser shall (i) retain the books and records of the Partnership and the Subsidiaries relating to periods prior to the Closing in a manner reasonably consistent with the prior practice of the Partnership and the Subsidiaries; provided, however, that any Tax-related books and records shall be maintained for a period of ten years after the Closing Date, and prior to disposal thereof the Purchaser shall contact the Parent Entities and offer to provide them with copies of any such books and records subject to reimbursement of reasonable expenses; and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Sellers reasonable access (including the right to make, at the Sellers' expense, photocopies), during normal business hours, to such books and records.

     (c) In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser, the Partnership or any Subsidiary after the Closing or for any other reasonable purpose, for a period of seven years following the Closing, the Parent Entities and the Sellers shall (i) retain the books and records of the Sellers which relate to the Partnership and the Subsidiaries and their operations for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser, the Partnership or any Subsidiary; provided, however, that any Tax-related books and records shall be maintained for a period of ten years after the Closing Date, and prior to disposal thereof the Parent Entities or the Sellers, as the case may be, shall contact the Purchaser and offer to provide it with copies of any such books and records subject to reimbursement of reasonable expenses; and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Purchaser, the Partnership or any Subsidiary reasonable access (including the right to make photocopies, at the expense of the Purchaser, the Partnership or such Subsidiary), during normal business hours, to such books and records.

     SECTION 5.03. Confidentiality. (a) Except to the extent of any disclosure required (after consultation with the Parent Entities and after seeking appropriate confidential treatment) to be made in the Purchaser's registration statement on Form S-1 (including in any exhibits thereto) filed with the Securities and Exchange Commission (the "SEC") in connection with the IPO or in any future filings made with the SEC or other regulatory authorities, and except as reasonably required by the underwriters in connection with the IPO, the parties shall comply with, and shall cause their respective representatives and agents to comply with all of their respective obligations under the Non-Disclosure Agreement, dated as of May 1, 1996, between the Partnership and the Purchaser (the "Non-Disclosure Agreement"), until the Closing, at which time such Non-Disclosure Agreement and the obligations of the Purchaser and the Partnership thereunder shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Non-Disclosure Agreement shall continue in full force and effect.

     (b) Subject to the qualifications contained in Section 5.03(b) of the Sellers' Disclosure Schedule, each of the Sellers, the Parent Entities and the Partnership separately agrees for itself to, and shall cause its agents, representatives and Affiliates to: (i) treat, hold as confidential and (in the case of the Sellers and the Parent Entities) not exploit for its benefit or the benefit of other relationships with any of its customers (and not disclose or provide access to any Person to) all information relating to the Partnership's or the Subsidiaries' products, customers, assets, plans, business, finances and technological developments and programs, (ii) in the event that the Sellers, the Parent Entities or the Partnership or any such agent, representative or Affiliate becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser or the Partnership may seek a protective order or other remedy or waive compliance with this Section 5.03(b), and (iii) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.03(b), furnish only that portion of such confidential information which is legally required to be provided and exercise their best efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Sellers, the Parent Entities, the Partnership, their agents, representatives or Affiliates; provided further that, with respect to Partnership Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain.

     SECTION 5.04.  Regulatory and Other Authorizations; Notices and Consents.
(a) Each party shall for itself use all reasonable efforts to obtain (or, in the case of each of the Parent Entities and the Sellers separately, cause the Partnership and the Subsidiaries to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and will cooperate fully promptly seeking to obtain all such authorizations, consents, orders and approvals.
Each party hereto agrees for itself to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Without limiting the generality of the foregoing, each party hereto will (i) use all reasonable efforts to prevent the entry in a judicial or administrative proceeding brought under any antitrust law of any preliminary injunction or other order that would make consummation of the transactions contemplated hereby unlawful or would prevent or delay such consummation; and (ii) take promptly, in the event that such an injunction or order has been issued in such a proceeding, all steps necessary to prosecute an appeal of such an injunction or order, and diligently prosecute such appeal.

     (b) The Parent Entities and the Sellers shall or shall cause the Partnership and the Subsidiaries to give promptly such notices to third parties and use all reasonable efforts to obtain such third party consents and estoppel certificates as the Purchaser may deem necessary or desirable in connection with the transactions contemplated by this Agreement.

     (c) The Purchaser shall cooperate and use all reasonable efforts to assist the Partnership in giving such notices and obtaining such consents and estoppel certificates; provided, however, that neither the Purchaser nor the Parent Entities or Sellers shall have any obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which the Purchaser may deem adverse to the interests of the Purchaser, the Partnership, any Subsidiary or their respective businesses.

     (d) None of the Purchaser, the Parent Entities or the Sellers knows of any reason why all the consents, approvals and authorizations necessary for the consummation of the transactions contemplated hereby will not be received.

     SECTION 5.05. Notice of Developments. (a) Prior to the Closing, the Partnership and each Parent Entity and Seller shall promptly notify the Purchaser in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of such Parent Entity or Seller in this Agreement, or could result in any breach of a covenant of the Partnership in this Agreement, or which could have the effect of making any representation or warranty of such Parent Entity or Seller in this Agreement untrue or incorrect in any material respect.

     (b) Prior to the Closing, the Purchaser shall promptly notify the Parent Entities and the Sellers in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Purchaser in this Agreement or which could have the effect of making any representation or warranty of the Purchaser untrue or incorrect in any material respect.

     SECTION 5.06. No Solicitation of Employees. (a) Each Parent Entity and Seller severally agrees for itself that it shall not, and each shall cause each of its Affiliates not to, during the period from the date hereof until Closing and, if the Closing occurs, for a period of two years from the Closing, without the prior written consent of the Purchaser, directly or indirectly, solicit on a specific or targeted basis for employment or employ any person who is an employee of the Partnership or any Subsidiary, provided that this Section 5.06(a) shall not prohibit any form of employment advertising or prevent the hiring of any individual who contacts the Parent Entity or Seller or any of their Affiliates.

     (b) The Purchaser agrees that it shall not, during the period from the date hereof until Closing and, if the Closing occurs, for a period of two years from the Closing, without the prior written consent of United, directly or indirectly, solicit on a specific or targeted basis for employment or employ any person who is an employee of United's information systems division, provided that this Section 5.06(b) shall not prohibit any form of employment advertising or prevent the hiring of any individual who contacts the Purchaser.

     SECTION 5.07. Use of Intellectual Property. (a) The Sellers acknowledge that from and after the Closing the name "Apollo Travel Services" and all similar or related names, marks and logos (all of such names, marks and logos being the "ATS Names") shall be owned by the Partnership or a Subsidiary, that (except as provided in Section 5.07(b)) neither the Sellers nor any of their Affiliates shall have any rights in the ATS Names, and that none of the Sellers nor any of their Affiliates will contest the ownership or validity of any rights of the Purchaser, the Partnership or any Subsidiary in or to the ATS Names.

     (b) Except as expressly agreed in writing by the Purchaser or pursuant to any agreements and licenses between the Purchaser and the Sellers, or the Partnership and the Purchaser or any of its Affiliates, from and after the Closing, neither the Sellers nor any of their Affiliates shall use any of the Partnership Intellectual Property.

     SECTION 5.08. Monthly Financial Statements. Between the date hereof and the Closing, promptly following the end of each calendar month, but in no event later than 15 days following the end of each calendar month, the Partnership will prepare, or cause to be prepared, and will promptly provide to the Purchaser, a consolidated balance sheet of the Partnership and the Subsidiaries as of the end of the preceding calendar month and statements of consolidated income of the Partnership and the Subsidiaries for the preceding calendar month. Such monthly financial statements shall be prepared in accordance with past practice.

     SECTION 5.09. Premier Travel Services, L.L.C.. Attached as Exhibit 5.09 hereto is a complete and correct list of the assets and liabilities of Premier Travel Services, L.L.C. or any business of the Partnership related thereto ("Premier") and of the employees of the Partnership who will be transferred with Premier on or prior to the Closing Date. On or prior to the Closing Date, all of the equity interests in Premier shall be transferred by the Partnership to two or more Persons other than the Partnership or any Subsidiary thereof.

     SECTION 5.10. Pre-Closing Balance Sheet. No fewer than five Business Days prior to the Closing Date, the Partnership shall prepare an unaudited consolidated balance sheet of the Partnership and the Subsidiaries in accordance with this Section 5.10 (the "Pre-Closing Balance Sheet"). In the event that the Closing is scheduled to occur after the fifteenth day of any particular calendar month, the Pre-Closing Balance Sheet shall be prepared as of the last day of the immediately preceding calendar month. If the Closing is scheduled to occur on or prior to the fifteenth day of any particular calendar month, the Pre-Closing Balance Sheet shall be prepared as of the last day of the second preceding calendar month. The Pre-Closing Balance Sheet shall be prepared in accordance with U.S. GAAP applied on a basis consistent with the preparation of the Net Asset Test Reference Balance Sheet and shall exclude (i) any indebtedness for borrowed money of the Partnership and the Subsidiaries,
(ii) any cash or cash equivalents, other than cash in the amount of any checks outstanding, and (iii) the assets and liabilities of Premier. During the preparation of the Pre-Closing Balance Sheet and during the period of any review by the Purchaser and its representatives of the Pre-Closing Balance Sheet, the Partnership shall provide, and the Parent Entities and the Sellers shall cause the Partnership and the Subsidiaries and their respective officers, employees and agents to provide, full access to the books, records, facilities and employees of the Partnership and the Subsidiaries, in each case to the extent required by the Purchaser and its representatives in order to monitor the preparation of, and review, the Pre-Closing Balance Sheet.

     SECTION 5.11. Environmental Audit. Prior to the Closing Date, the Purchaser and the Partnership shall conduct, or cause to be conducted, an investigation of the underground storage tank located on the Partnership's premises in Atlanta, Georgia (the "Environmental Audit"). The costs and expenses of the Environmental Audit shall be borne equally by the Purchaser, on the one hand, and the Sellers (pro rata in proportion to their respective Partnership Interests), on the other. During the preparation of the Environmental Audit, the Partnership shall provide, and the Parent Entities and the Sellers shall cause the Partnership and the Subsidiaries and their respective officers, employees and agents to provide, full access to the books, records, facilities and employees of the Partnership and the Subsidiaries, in each case to the extent required by the Purchaser and the Persons conducting the Environmental Audit in order to prepare the Environmental Audit.

     SECTION 5.12. Employees and Employee Benefits. From and after the Closing Date, the Purchaser shall grant all employees of the Partnership and the Subsidiaries credit for all service (to the same extent as service with the Purchaser or any subsidiary of the Purchaser is taken into account with respect to similarly situated employees of the Purchaser and the subsidiaries of the Purchaser) with the Partnership and any Subsidiary and their respective predecessors (including, without limitation, United and Covia Partnership) prior to the Closing Date for all purposes as if such service with the Partnership or any Subsidiary or predecessor was service with the Purchaser or any subsidiary of the Purchaser (provided, however, that no such past service credit shall be granted to the extent it would result in duplicative accrual of benefits for the same period of service), and, with respect to any medical or dental benefit plan, the Purchaser shall waive any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any employee of the Partnership or any Subsidiary who was, as of the Closing Date, excluded from participation in a Plan by virtue of such pre-existing condition) and provide that any covered expenses incurred on or before the Closing Date by an employee or an employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date to the same extent as such expenses are taken into account for the benefit of similarly situated employees of the Purchaser and subsidiaries of the Purchaser. The Purchaser shall provide or shall cause the Partnership and each Subsidiary to provide benefits to any employee of the Partnership and each Subsidiary which are not less favorable in the aggregate than the benefits provided to similarly situated employees of the Purchaser and subsidiaries of the Purchaser, excluding flight benefits; provided, however, that nothing in this Section 5.12 shall require the Purchaser to provide benefits to any such employee that are more favorable than the benefits provided or proposed to be provided to such employee by the Partnership or any Subsidiary immediately prior to the Closing Date.

     SECTION 5.13. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.


                                 ARTICLE VI

                                 TAX MATTERS

           SECTION 6.01. Tax Indemnity. (a) Except to the extent of Ordinary Course Taxes with respect to sales and use tax audit settlements, the Other Tax Audit Reserve and, with respect to the open sales tax audits as of April 30, 1997 for which specific reserves of $1.8 million have been established (the "Sales Tax Audit Reserve"), the Sales Tax Audit Reserve, the Partnership and the Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each an "Indemnified Party") shall be indemnified and held harmless by the Parent Entities and Sellers, on a several basis, for any and all Losses arising out of or resulting from:

           (i) the breach of any representation or warranty made in Section 3.18; or

           (ii) Liabilities of the Partnership or any Subsidiary for Taxes with respect to the period before the Closing Date; provided, however, that such indemnity shall be reduced by any Tax Benefit to the Purchaser or any Affiliate of the Purchaser with respect to such Losses or Liabilities or the items or adjustments resulting in such Losses or Liabilities; provided, further, that amounts under clause (i) and clause (ii) shall be without duplication of the amount provided for under the other clause.

To the extent that any of the Parent Entities and the Sellers' undertakings set forth in this Section 6.01 may be unenforceable, each of the Parent Entities and the Sellers shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by the Indemnified Parties.

           (b) The Sellers and the Purchaser agree to treat all payments made under this Article VI and all indemnification payments made under Article VIII of this Agreement as adjustments to the Purchase Price for Tax purposes except to the extent that the laws of a particular jurisdiction provide otherwise.

           (c) The obligation of each Parent Entity and its Affiliate Seller with respect to any indemnification payment under this Section 6.01 shall be limited to such Affiliate Seller's pro rata share (in accordance with its Partnership Interest in the Partnership) of the amount of such indemnification payment under this Section 6.01.

           SECTION 6.02.  Apportionment of Taxes.  (a)  For purposes of
Section 6.01, Taxes with respect to the period before the Closing Date shall mean: (i) Taxes imposed on the Partnership or any Subsidiary with respect to taxable periods of such person ending on or before the Closing Date; and (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on the Partnership or any Subsidiary which are allocable, pursuant to Section 6.02(b), to the portion of such period ending on the Closing Date.

           (b) In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

           (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, which are governed by Section 6.07), deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

           (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Partnership, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

           SECTION 6.03. Returns and Payments. (a) From the date of this Agreement through and after the Closing Date, the Sellers shall prepare and file or otherwise furnish in proper form to the appropriate Tax Authority (or cause to be prepared and filed or so furnished) in a timely manner all Returns relating to the Partnership and the Subsidiaries that are due on or before the Closing Date. The Sellers shall pay or cause the Partnership to pay Taxes prior to the Closing Date in such amounts and at such times as are consistent with past practices employed with respect to the Partnership and the Subsidiaries. In the event that the Closing Date does not occur prior to the due date (including any extension thereof) for the filing of the Federal, state or local Partnership income tax returns for the Partnership's 1996 taxable year, the Sellers will provide the Purchaser and its authorized representative a copy of such completed returns at least 10 Business Days prior to the earlier of the due date

(including any extension thereof) for the filing of such returns or the date of filing. The Purchaser shall prepare and file or otherwise furnish in proper form to the appropriate Tax authority (or cause to be prepared and filed or so furnished) in a timely manner all Returns relating to the Partnership and the Subsidiaries that are due after the Closing Date. With respect to Returns filed by the Purchaser for any period ending on or before the Closing Date, the Purchaser shall pay the Taxes shown as due and owing on such Returns. Returns of the Partnership and the Subsidiaries prepared by the Sellers and not yet filed for any taxable period that ends on or before the Closing Date shall be prepared in a manner consistent with past practices employed with respect to the Partnership and the Subsidiaries (except to the extent counsel for the Sellers renders a legal opinion that there is no reasonable basis in law therefore or determines that a Return cannot be so prepared and filed without being subject to penalties).

           (b) With respect to Returns filed by the Purchaser for any period beginning before and ending after the Closing Date, the Purchaser shall pay the Taxes shown as due and owing on such Returns. The Purchaser will notify the Sellers of any position it will take on a Return which would be inconsistent with that taken by the Sellers on prior Returns. If the Purchaser and the Sellers disagree on the position taken and the position would in any way alter the balance of Taxes owing or Tax refunds or credits obtainable with respect to
(i) any Tax period of the Partnership or the Subsidiaries ending on or prior to the Closing Date or (ii) in the case of Tax refunds or credits, any period up to and including the Closing Date which is part of a Tax period of the Partnership or the Subsidiaries beginning prior to and ending after the Closing Date, then the parties shall submit the matter to a mutually selected independent nationally recognized accounting firm, other than KPMG Peat Marwick and its affiliates and Arthur Andersen and its affiliates (the "Independent Firm"), and the Independent Firm shall resolve the issue based on a standard of maximal fairness to both the Purchaser and the Sellers.

           (c) With respect to any Return required to be filed by the Purchaser with respect to the Partnership and the Subsidiaries and as to which an amount of Tax is allocable to the Sellers under Section 6.02(b), the Purchaser shall provide the Sellers and their authorized representatives with a copy of such completed Return and a statement certifying the amount of Tax shown on such Return that is allocable to the Sellers pursuant to Section 6.02(b), together with appropriate supporting information and schedules at least 10 Business Days prior to the due date (including any extension thereof) for the filing of such Return, in the case of Taxes other than payroll and sales and use Taxes, or five (5) days prior to the date on which such Return is required to be filed (taking into account any extensions) in the case of payroll and sales and use Taxes, and the Sellers and their authorized representatives shall have the right to review and comment on such Return and statement prior to the filing of such Return.

           (d) The sum of the Purchase Price and any Partnership Liabilities that are part of the Purchaser's Federal income tax basis for its partnership interest shall be allocated among the assets as of the Closing Date in accordance with a schedule to be mutually agreed upon by the Purchaser and the Sellers within 90 days following the Closing Date (the "Purchase Price Allocation Schedule"). If the Purchaser and the Sellers cannot agree on the Purchase Price Allocation Schedule, then the parties shall submit the matter to the Independent Firm, and the Independent Firm shall resolve the issue based on a standard of maximal fairness to both the Purchaser and the Sellers. Any subsequent adjustments to the sum of the Purchase Price and such Partnership Liabilities shall be reflected in the allocation in a manner consistent with Treas. Reg. 1.1060-1T(f). For all Tax purposes (including, without limitation, the Purchaser's statement filed pursuant to Treas. Reg. 1.743-1(b)(3)), the Purchaser and the Seller agree to report the transactions contemplated in this Agreement in a manner consistent with the Purchase Price Allocation Schedule and agree that none of them will take any position inconsistent therewith in any Tax return, in any refund claim, in any litigation, or otherwise.

           SECTION 6.04. Contests. (a) After the Closing, the Purchaser shall promptly notify the Sellers in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding of the Purchaser or of any of the Partnership and the Subsidiaries which, if determined adversely to the taxpayer, would be grounds for indemnification under this Article VI or could otherwise result in any Tax cost to any of the Sellers; provided, however, that a failure to give such notice will not affect the Purchaser's right to indemnification under this Article VI except to the extent such failure on the part of the Purchaser or any Affiliate of the Purchaser prejudices the Sellers by preventing the avoidance of all or a portion of the Tax liability in question.

           (b) In the case of an audit or administrative or judicial proceeding that relates to periods ending on or before the Closing Date, provided that the Sellers acknowledge in writing their indemnification obligation liability under
Article VI of this Agreement with respect to the potential liability of the Purchaser, the Partnership or any Subsidiary as a result of such audit or administrative or judicial proceeding, the Sellers (or the Parent Entities, as the case may be) shall have the right, at their expense, to participate in and control the conduct of such audit or proceeding; the Purchaser may also participate in any such audit or proceeding but only if such audit or proceeding relates to non-income Taxes and, if the Sellers do not assume the defense of any such audit or proceeding, the Purchaser, at its expense, may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding after giving five days' prior written notice to the Sellers setting forth the terms and conditions of settlement. In the event that issues relating to a potential adjustment for which the Sellers have acknowledged their indemnification obligation are required to be dealt with in the same proceeding as separate issues relating to a potential adjustment for which the Purchaser would be liable, the Purchaser shall have the right, at its expense, to control the audit or proceeding with respect to the latter issues, provided that the Purchaser provides the Sellers with a written acknowledgement of the Purchaser's liability.

           (c) Notwithstanding Section 6.04(b), neither the Purchaser nor the Sellers shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding, including without limitation a Federal, state or local income Tax audit or proceeding to the extent it involves Partnership items, which would adversely affect the other party for such year or any prior or subsequent year without the written consent of the other party which consent may not be unreasonably withheld. If the Purchaser or the Sellers refuse to provide the respective other party with written consent to settle any such claim, then the parties shall submit the matter to an Independent Firm and the Independent Firm shall resolve the issue based on a standard of maximal fairness to both the Purchaser and the Sellers.

           (d) The Purchaser and the Sellers (or the Parent Entities, as the case may be) shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with (i) the filing of Returns pursuant to
Section 6.03 (including such amended Returns for periods (or portions thereof) ending on or prior to the Closing Date that the Sellers or the Parent Entities may reasonably request the Purchaser to file; provided, however, that if in the Purchaser's reasonable judgment the filing of the amended return would be disadvantageous to the Purchaser, the Purchaser may deny the Sellers' or the Parent Entities' request and the parties shall submit the matter to an Independent Firm and the Independent Firm shall resolve the issue based on a standard of maximal fairness to both the Purchaser and the Sellers or the Parent Entities, as the case may be]) and (ii) any audit, litigation or other proceeding with respect to Taxes.

           SECTION 6.05. Survival of Obligations. Notwithstanding any provision in this Agreement to the contrary, obligations of the Parent Entities and the Sellers to indemnify and hold harmless the Indemnified Parties pursuant to this Article VI, and the representations and warranties contained in Section 3.18, shall terminate at the close of business on the 180th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

           SECTION 6.06. Section 754 Elections. If and only if requested by Purchaser, the Sellers and the Parent Entities shall cause any Subsidiary (other than Premier) which is the subject of such request to make the election described in Section 754 of the Code for such Subsidiary's taxable year which ends on or includes the Closing Date.

           SECTION 6.07. Conveyance Taxes. The Sellers and the Parent Entities on the one hand and the Purchaser on the other hand shall share equally any liability for any real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes (but specifically not including Taxes on or with respect to income) that become payable in connection with the transactions contemplated by this Agreement.
The Partnership shall prepare in a timely manner for the review and approval of the parties and file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available presale filing procedure. The parties shall execute and deliver all instruments and certificates necessary to enable the Partnership to comply with the foregoing.

           SECTION 6.08. Tax Refunds, Credits and Other Payments. (a) The Purchaser shall, within 10 days of receipt of any Tax refund or credit actually received by or on behalf of the Purchaser or any Affiliate or successor thereto (other than a refund or credit with respect to Taxes paid by the Purchaser or any Affiliate or successor thereto on or after the Closing Date and not previously indemnified by the Parent Entities or the Sellers pursuant to
Section 6.01(a)) (A) for or attributable to any Tax period of the Partnership or any Subsidiary ending at or prior to the Closing Date or (B) for or attributable to any period up to and including the Closing Date which is part of a Tax period of the Partnership or any Subsidiaries beginning prior to and ending after the Closing Date, pay such Tax refund or credit (a "Returnable Refund or Credit") on an After-Tax Basis and net of amounts payable under
Section 6.08(c) hereof to the Sellers (including any interest or addition actually received thereon). If the amount of any Returnable Refund or Credit is applied against any other liability of any of the Purchaser or any Affiliate or successor thereto for Taxes for any Tax period after the Closing Date, the Purchaser shall, within 10 days of the date of such application, pay to the Sellers an amount equal to the Returnable Refund or Credit on an After-Tax Basis and net of amounts payable under Section 6.08(c) hereof (including any interest or addition actually received thereon). The Purchaser shall deliver with payment to the Sellers a copy of any written explanation of the facts surrounding the Returnable Refund or Credit and a copy of any related notice or statement received from any Tax authority.

           (b) To the extent that the Purchaser or any Affiliate or successor thereto receives a Tax Benefit that is attributable to an adjustment of any income, gain, loss, deduction, credit, refund or other Tax item made with respect to any Tax period of the Partnership or any Subsidiary ending on or prior to the Closing Date or any period beginning before and ending on the Closing Date which is part of a Tax period of the Partnership or any Subsidiary beginning before and ending after the Closing Date and in connection therewith the Sellers or the Parent Entities or any Affiliate or successor thereto suffer a Loss, the Purchaser will, within 10 days of the receipt of such Tax Benefit by the Purchaser, or any Affiliate or successor thereto, pay to the Sellers their respective share, in proportion to their respective Partnership interests, of an amount equal to the lesser of the amount of the Tax Benefit or the Loss.

           (c) Without duplication of any amounts paid to the Purchaser pursuant to Section 6.01, to the extent that the Seller receives a Tax Benefit that is attributable to an adjustment of any income, gain, loss, deduction, credit, refund or other Tax item made with respect to any Tax period of the Partnership or any Subsidiary ending on or before the Closing Date or any period ending on or before the Closing Date which is part of a Tax period of the Partnership or any Subsidiary beginning before and ending after the Closing Date and in connection therewith the Purchaser or any Affiliate or successor thereto suffers a Loss, the Seller will, within 10 days of the receipt of such Tax Benefit by the Seller, pay to the Purchaser an amount equal to the lesser of the amount of the Tax Benefit or the Loss.


                                  ARTICLE VII

                             CONDITIONS TO CLOSING

           SECTION 7.01. Conditions to Obligations of the Parent Entities, the Sellers and the Partnership. The obligations of the Parent Entities, the Sellers and the Partnership to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

           (a) Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date (provided, however, if any portion of any representation or warranty is already qualified by materiality, for purposes of determining whether this Section 7.01(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects), and the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects, and the Sellers shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof;

           (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Partnership Interests contemplated hereby shall have expired or shall have been terminated;

           (c) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against any of the Parent Entities, the Sellers, the Partnership or the Purchaser, seeking to restrain or prevent the consummation of the transactions contemplated by this Agreement; provided, however, that the provisions of this Section 7.01(c) shall not apply if the Parent Entities, the Sellers, the Partnership or any Affiliate thereof have directly or indirectly solicited or encouraged any such Action;

           (d) Resolutions. The Sellers shall have received a true and complete copy, certified by the Secretary of the Purchaser, of the resolutions of the Purchaser's Supervisory Board evidencing its authorization of the consummation of the transactions contemplated hereby;

           (e) Incumbency Certificate. The Sellers shall have received a certificate of the Secretary of the Purchaser certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement and the other documents to be delivered hereunder;

           (f) Escrow Agreement. The Purchaser shall have duly executed and delivered the Escrow Agreement in substantially the form of Exhibit 2.04(f) hereto;

           (g) Consummation of Transactions Contemplated by Transaction Agreement. The transactions contemplated by the Transaction Agreement, a form of which is attached as Exhibit 7.01(g) hereto (the "Transaction Agreement"), shall have been consummated; and

           (h) Completion of the IPO.  The IPO shall have been consummated.

           SECTION 7.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

           (a) Representations, Warranties and Covenants. The representations and warranties of the Parent Entities and the Sellers contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date (provided, however, that the representations and warranties contained in Section 3.03 will be true and correct in all respects and that if any portion of any representation or warranty is already qualified by materiality, for purposes of determining whether this Section 7.02(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects), and the covenants and agreements contained in this Agreement to be complied with by the Parent Entities, the Sellers and the Partnership on or before the Closing shall have been complied with in all material respects, and the Purchaser shall have received certificates from each of the Parent Entities and Sellers and from the Partnership to such effect (relating solely to such Persons) signed by a duly authorized officer thereof;

           (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Partnership Interests contemplated hereby shall have expired or shall have been terminated;

           (c) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against any of the Parent Entities, the Sellers, the Partnership or the Purchaser, seeking to restrain or prevent the consummation of the transactions contemplated hereby; provided, however, that the provisions of this Section 7.02(c) shall not apply if the Purchaser has solicited or encouraged any such Action;

           (d) Resolutions of the Sellers, the Parent Entities and the Partnership. The Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of each of the Sellers, the Parent Entities and the Partnership, of the resolutions duly and validly adopted by the Board of Directors of each of the Sellers and the Parent Entities and the Supervisory Board of the Partnership evidencing their authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

           (e) Incumbency Certificate of the Sellers, the Partnership and the Parent Entities. The Purchaser shall have received certificates of the Secretary or an Assistant Secretary of each of the Parent Entities, the Sellers and the Partnership certifying the names and signatures of the officers of each of the Parent Entities, the Sellers and the Partnership authorized to sign this Agreement and the other documents to be delivered hereunder;

           (f) Consents and Approvals. The Purchaser and the Sellers shall have received, each in form and substance satisfactory to the Purchaser, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates set forth on Schedule 7.02(f);

           (g) Good Standing; Qualification to Do Business. The Purchaser shall have received good standing certificates for each Subsidiary from the secretary of state of the jurisdiction in which each such entity is organized dated as of a date not earlier than five Business Days prior to the Closing Date;

           (h) Financing. The Purchaser shall have obtained financing on terms acceptable to it sufficient to enable it to consummate the transactions contemplated by this Agreement;

           (i) Completion of the IPO.  The IPO shall have been consummated;

           (j) No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which have, or are reasonably likely to have, a Material Adverse Effect;

           (k) No Debt. The Partnership shall have no indebtedness for borrowed money as of the Closing Date;

           (l) United Network Services Agreement. All necessary actions shall have been taken by the Partnership to ensure that the Network Services Agreement, dated as of September 16, 1993, between the Partnership and United will remain in full force and effect after the Closing;

           (m) Net Asset Test. The Net Assets reflected on the Seasonally Adjusted Net Asset Test Reference Balance Sheet shall not exceed the Net Assets reflected on the Pre-Closing Balance Sheet by $5 million or more;

           (n) Environmental Audit. The results of the Environmental Audit shall be satisfactory to the Purchaser;

           (o) Non-Neutral Travel Provider Issuer. The Purchaser and United shall have entered into an agreement with respect to the settlement of the Non-Neutral Travel Provider Issuer as set forth in paragraph (c) of the letter dated February 21, 1997 from the Purchaser to the Partnership's Supervisory Board;

           (p) Transfer of Premier. Premier shall have been transferred as set forth in Section 5.09;

           (q) Transfer of Interest in Apollo Communications Services L.L.C.. The Sellers shall have transferred their respective equity interests in Apollo Communications Services L.L.C. to the Partnership or one of the wholly-owned Subsidiaries; and

           (r) Consummation of Transactions Contemplated by the Transaction Agreement. The transactions contemplated by the Transaction Agreement shall have been consummated.

                                  ARTICLE VIII

                                INDEMNIFICATION

           SECTION 8.01. Survival of Representations and Warranties. The representations and warranties of the parties contained in Sections 3.06, 3.11, 3.14, 3.15, 3.16, 3.17 and 3.19, and Article IV (other than Section 4.05), and the covenants of the parties set forth in Article V (other than Sections 5.02(b) and (c), 5.03, 5.06, 5.07, 5.12 and 5.13) shall terminate at Closing. The representations and warranties of the parties contained in Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.07, 3.09, 3.10, 3.12, 3.13 and 3.20 and Section 4.05 shall survive the
Closing until the second anniversary of the Closing Date. The representations and warranties dealing with Tax matters shall survive as provided in Article VI, and the representations and warranties set forth in Section 3.08 shall survive the Closing until the first anniversary of the Closing Date. The covenants of the parties set forth in Sections 5.02(b) and (c), 5.03, 5.06,
5.07 and 5.12 shall survive the Closing, and the other covenants set forth in this Agreement that expressly survive the Closing shall survive the Closing in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary in this Article VIII, in the event that the Purchaser has actual knowledge prior to the Closing Date that any of the representations and warranties of the Sellers or the Parent Entities to survive the Closing in accordance with this Section 8.01 were not true and correct as of the date hereof or are not true and correct as of the Closing Date or that the agreements of the Parent Entities and the Sellers contained in Section 5.03(b) have not been complied with, the sole and exclusive remedy of the Purchaser with respect to such breaches will be to not consummate the transactions contemplated by this Agreement if any such breach results in the nonsatisfaction of the condition contained in Section 7.02(a). For purposes of the foregoing sentence, the term "actual knowledge" means the actual knowledge of an officer of the Purchaser, including, without limitation, as a result of
(A) the delivery to the Purchaser by the Parent Entities, the Sellers or the Partnership not fewer than three Business Days prior to the Closing (other than in a case in which an event occurs within such three Business Day period which could not have been anticipated, in which case written notice of such event must be provided to the Purchaser promptly after the Parent Entities, the Sellers or the Partnership become aware of it) of a written notice specifically identifying in detail the nature of the breach and the provisions of this Agreement that have been breached, or (B), without duty of any other due or specific inquiry, a written survey of (i) employees of the Purchaser who are reasonably likely, because of their substantive and significant contacts with the Partnership, to have knowledge as to the truth and correctness of the representations and warranties of the Parent Entities and the Sellers to survive the Closing or whether the Parent Entities and the Sellers have complied with Section 5.03(b), (ii) the accountants at KPMG Peat Marwick LLP,
(iii) the investment bankers at JP Morgan and (iv) the attorneys at Shearman & Sterling and Davis Polk & Wardwell, who, in the case of (ii), (iii) and (iv), actually participated in the Purchaser's due diligence investigation of the Partnership. Subject to the foregoing, neither the period of survival nor the liability of the parties hereto with respect to their representations and warranties and covenants shall be reduced by any investigation made at any time by or on behalf of any such party. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties and covenants by the parties hereto, then the relevant representations and warranties and covenants shall survive as to such claim until such claim has been finally resolved.

           SECTION 8.02. Indemnification by the Parent Entities and the Sellers. (a) The Purchaser, its Affiliates, including the Partnership and the Subsidiaries, and their successors and assigns, and the officers, directors, employees and agents of the Purchaser, its Affiliates and their successors and assigns (each a "Purchaser Indemnified Party") shall be indemnified and held harmless, as and to the extent set forth in this Section 8.02, by the Parent Entities and the Sellers, severally and not jointly, for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) on an After-Tax Basis (hereinafter a "Loss"), arising out of or resulting from:

           (i) the breach of any representation or warranty made by the Parent Entities or the Sellers contained in any of Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.07, 3.09, 3.10, 3.12, 3.13, 3.18 or 3.20 of this Agreement;
      or

           (ii) the breach of any covenant or agreement by the Parent Entities or the Sellers contained in Section 5.03(b) of this Agreement; or

           (iii) any shortfall in the Cash of the Partnership that is not covered by the amount held by the Escrow Agent, together with interest thereon, as determined by the parties in accordance with Section 2.04(f)(iii); or

           (iv) Liabilities arising from or related to Premier.

           (b) The obligation of a Parent Entity and its Affiliate Seller, as between themselves, to indemnify a Purchaser Indemnified Party shall be joint and several and subject to the limitation set forth in the fifth sentence of
Section 8.01 and to the following limitations: (i) no indemnification by any Parent Entity and Seller (other than an indemnification pursuant to Section 8.02(a)(iii)) shall be made unless the aggregate amount of Losses relating to breaches or otherwise subject to indemnification hereunder exceeds $5 million, and then indemnification shall be made solely in the amount of such excess;
(ii) in no event shall the aggregate obligation of all Parent Entities and Sellers to indemnify the Purchaser Indemnified Parties (other than an indemnification pursuant to Section 8.02(a)(iii)) exceed $175 million, except for a breach of the representations and warranties contained in Section 3.03 in which case the obligation to indemnify the Purchaser Indemnified Parties shall not exceed $700 million; (iii) the aggregate obligation of each Parent Entity and its Affiliate Seller and the obligation of each Parent Entity and its Affiliate Seller with respect to any individual indemnifiable Loss, respectively, shall be limited to such Affiliate Seller's pro rata share (in accordance with its Partnership Interests in the Partnership) of the aggregate amount set forth in clause (ii) or such individual indemnifiable Loss, respectively, except to the extent such Parent Entity or Affiliate Seller is in breach of its representations and warranties under any of Section 3.01, 3.03,
3.04 or 3.05, or is in breach of the covenants contained in 5.03, in which event the aggregate obligations of such Parent Entity or Affiliate Seller and the obligation of such Parent Entity or Affiliate Seller with respect to any individual indemnifiable Loss, respectively, shall not be subject to the limitation set forth in this clause
(iii); (iv) any recovery of a Loss due to breach of one representation will preclude recovery of such Loss due to breach of any other representation, and all indemnification shall be without duplication of any other recovery; (v) a Purchaser Indemnified Party shall not be entitled to be indemnified for breach of the representations and warranties set forth in Section 3.08 or Section 3.12 unless it establishes that (A) a reasonably prudent business person would have concluded, based on the information available to such person at the time of taking the action that caused such breach or, in the case of Section 3.12, at the time of entering into the contract that caused such breach, that the Losses associated with such action or such contract, as the case may be, would exceed the benefits associated therewith, and (B) in the case of Sections 3.12(a)(vi) and (a)(viii) only, that such breach has had a materially negative effect on the Partnership or the Subsidiaries; (vi) a Purchaser Indemnified Party shall not be entitled to be indemnified for any breach of the representations and warranties set forth in Section 3.10 if and to the extent such breach also constitutes a breach of any of the representations and warranties set forth in Sections 3.11, 3.16 or 3.17; and (vii) for purposes of determining whether a Purchaser Indemnified Party is entitled to be indemnified for any breach of the representations and warranties contained in Section 3.12, the term "Material Contracts" shall be deemed to refer solely to (A) any contracts or agreements under which the Partnership can be reasonably expected to pay or be paid at least $1,000,000 over any five year period during the life of the contract following the Closing Date, (B) any contracts or agreements that limit or purport to limit the ability of the Partnership or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time, or (C) any contracts the presence or absence of which would have a Material Adverse Effect.

           (c) Each Purchaser Indemnified Party shall use its reasonable efforts to mitigate any Losses for which it seeks indemnification hereunder.

           (d) To the extent that the Parent Entities' and the Sellers' undertakings set forth in this Section 8.02 may be unenforceable, the Parent Entities and the Sellers shall contribute (in the same proportion as they would otherwise have indemnified the Purchaser Indemnified Party in accordance with
Section 8.02(b)(iii)) the maximum amount that they are permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by the Purchaser, the Partnership and the Subsidiaries.

           SECTION 8.03. Tax Matters. Anything in this Article VIII to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed solely by Article VI.

           SECTION 8.04. Indemnification by the Purchaser. (a) The Parent Entities, its Affiliates and their successors and assigns, and the officers, directors, employees and agents of the Parent Entities, their Affiliates and their successors and assigns (each a "Seller Indemnified Party") shall be indemnified and held harmless, as and to the extent set forth in this Section 8.04, by the Purchaser for any and all Losses on an After-Tax Basis arising out of or resulting from:

           (i) the breach of any representation or warranty made by the Purchaser contained in Section 4.05 of this Agreement;

           (ii) Liabilities of the Partnership or any Subsidiary, other than any Liabilities for which the Purchaser is entitled to be indemnified pursuant to Section 8.02;

           (iii) any Cash that the Purchaser is required to pay to the Parent Entities, together with interest thereon, as determined by the parties in accordance with Section 2.04(f)(iii).

           (b) Each Seller Indemnified Party shall use its reasonable efforts to mitigate any Losses for which it seeks indemnification hereunder.

           (c) To the extent that the Purchaser's undertakings set forth in this
Section 8.04 may be unenforceable, the Purchaser shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by the Parent Entities.

           SECTION 8.05. Indemnification Procedures. A Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be (in each case, the "Indemnified Party"), shall give the Parent Entities and the Sellers, or the Purchaser, as the case may be (in each case, the "Indemnifying Party"), notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of an Indemnifying Party under this
Article VIII with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VIII (a "Third Party Claim") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article VIII. If the Indemnifying Party acknowledges in writing its obligations to indemnify the Indemnified Party hereunder against any Losses (subject to the limitations set forth in Section 8.02(b)) that may result from such Third Party Claim, then such Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five Business Days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required to participate in such defense, at the expense of the Indemnifying Party. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party, subject to reimbursement of reasonable out-of-pocket expenses. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party, subject to reimbursement of reasonable out-of-pocket expenses. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.


                                   ARTICLE IX

                             TERMINATION AND WAIVER

           SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Closing:

           (a) by the mutual written consent of the Sellers and the Purchaser;

           (b) by either the Sellers or the Purchaser if the Closing shall not have occurred by December 31, 1997;

           (c) by either the Purchaser or the Sellers in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

           (d) by the Purchaser if, between the date hereof and the time scheduled for the Closing: (i) there shall have been a breach of any material representation or warranty of the Parent Entities and the Sellers contained in this Agreement; (ii) a Seller, a Parent Entity or the Partnership shall not have complied with any material covenant or agreement to be complied with by them and contained in this Agreement; or (iii) the Parent Entities, the Sellers, the Partnership or any Subsidiary makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Parent Entities, the Sellers, the Partnership or any Subsidiary seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization.

           (e) by the Sellers and the Parent Entities if, between the date hereof and the time scheduled for the Closing: (i) there shall have been a breach of any material representation or warranty of the Purchaser contained in this Agreement; (ii) the Purchaser shall not have complied with any material covenant or agreement to be complied with by them and contained in this Agreement; or (iii) the Purchaser makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Purchaser seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization.

           SECTION 9.02. Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that the provisions of Sections 5.03(a), 9.02(b), 10.01, 10.02, 10.03, 10.06, 10.08, 10.10, 10.11 and 10.13 shall survive any such termination.

           (b) Notwithstanding the foregoing, if the Closing does not occur because of a breach by a party, such party will reimburse the other parties (as their sole and exclusive remedy hereunder) for their out-of-pocket costs and expenses, including, without limitation, fees and disbursements of counsel, financing sources (other than bank commitment fees paid by the Purchaser prior to June 15, 1997 or paid by the Purchaser after June 15, 1997 without consulting the Parent Entities) and accountants, and disbursements (but not fees) of financial advisors, incurred in connection with the preparation, negotiation and performance of this Agreement and the transactions contemplated hereby.

           SECTION 9.03. Waiver. A party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other parties contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.


                                  ARTICLE X

                             GENERAL PROVISIONS

           SECTION 10.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

           SECTION 10.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):


           (a)  if to United or Covia:

                United Air Lines, Inc.
                1200 E. Algonquin Road
                Elk Grove Township, Illinois  60007
                Telecopy:  (847) 700-4412
                Attention: Frederic F. "Jake" Brace, III with a copy to:

                United Air Lines, Inc.
                1200 E. Algonquin Road
                Elk Grove Township, Illinois  60007
                Telecopy:  (847) 700-4683
                Attention:  Steve Rasher, Esq.

                and a copy to:

                Skadden, Arps, Slate, Meagher & Flom LLP
                919 Third Avenue
                New York, New York  10022
                Telecopy:  (212) 735-3637
                Attention:  Thomas H. Kennedy, Esq.

           (b)  if to USAW or USAM:

                US Airways, Inc.
                2345 Crystal Drive
                Arlington, Virginia  22227
                Telecopy:  (703) 872-7987
                Attention:  Alan Abner

                with a copy to:

                US Airways, Inc.
                2345 Crystal Drive
                Arlington, Virginia  22227
                Telecopy:  (703) 872-5252
                Attention:  Monica Roye, Esq.

                and a copy to:

                Skadden, Arps, Slate, Meagher & Flom LLP
                919 Third Avenue
                New York, New York  10022
                Telecopy:  (212) 735-3637
                Attention:  Thomas H.  Kennedy, Esq.

           (c)  if to Air Canada or Resnet:

                Air Canada
                C.P. 14,000/P.O. Box 14,000
                Station Airport
                Dorval, Quebec
                Canada H4Y 1H4
                Telecopy:  (514) 422-5729
                Attention:  Pat Iaconi, Esq.

                with a copy to:

                Osler, Hoskin, & Harcourt
                1 First Canadian Place
                West 61st Floor
                Toronto, Ontario
                Canada M5X 3B8
                Telecopy:  (416) 862-6666
                Attention:  Terrence Burgoyne, Esq.

           (d) if to the Sellers: copies to Covia, USAM and Resnet as set forth above

           (e) if to the Parent Entities: copies to United, USAW and Air Canada as set forth above

           (f)  if to the Partnership:

                Apollo Travel Services Partnership
                2550 W. Golf Road, Suite 900
                Rolling Meadows, Illinois 60008
                Telecopy:  (847) 427-7152
                Attention:  Audrey Rubin, Esq.

                with copies to:

                United, Covia, USAW, USAM, Air Canada and Resnet, as set forth above

           (g)  if to the Purchaser:

                Galileo International Partnership
                5350 S. Valentia Way
                Englewood, Colorado  80111
                Telecopy:  (303) 397-5020
                Attention:  Babetta R. Gray, Esq.

                with a copy to:

                Shearman & Sterling
                599 Lexington Avenue
                New York, New York  10022
                Telecopy:  (212) 848-7179
                Attention:  Clare O'Brien, Esq.

           SECTION 10.03. Public Announcements. Except as may be required by Law, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or the existence of discussion or negotiations between the parties or otherwise communicate with any news media without the prior consent of the other parties, and the parties shall cooperate as to the form, timing and contents of any such press release or public announcement.

           SECTION 10.04. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

           SECTION 10.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

           SECTION 10.06. Entire Agreement. This Agreement (including the Exhibits and the Sellers' Disclosure Schedule which are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein) and the Non-Disclosure Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Parent Entities, the Sellers, the Partnership and the Purchaser with respect to the subject matter hereof and thereof.

           SECTION 10.07. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Sellers and the Purchaser (which consent may be granted or withheld by the Sellers or the Purchaser); provided, however, that the Purchaser may assign all or any portion of its rights and obligations under this Agreement to one or more Affiliates of the Purchaser without the consent of the Sellers; provided further that in the event of such assignment, Purchaser will remain liable for any obligations hereunder not performed by such assignee or assignees.

           SECTION 10.08. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and its permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

           SECTION 10.09. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Parent Entities, the Sellers, the Partnership and the Purchaser or (b) by a waiver in accordance with Section 9.03.

           SECTION 10.10. Arbitration. (a) Subject to the final sentence of this Section 10.10, any dispute arising between or among the parties hereto or any of them involving the subject matters covered by this Agreement shall be submitted to arbitration under this Section 10.10. Any party asserting a breach of this Agreement by any other party or parties shall notify all other parties of such alleged breach (a "Dispute Notice") and the parties shall attempt to resolve such dispute amicably and if they shall fail to resolve it within thirty (30) days of the date of the Dispute Notice, any party may notify any of the other parties that it wishes to commence an arbitration proceeding under this Section 10.10 (an "Arbitration Request"). In any arbitration proceeding the party or parties commencing the arbitration (alone or together, if more than one, the "Petitioner") shall include in the Arbitration Request
(a) a statement of the facts constituting the alleged breach or dispute, (b) a written statement of position ("Statement") regarding the dispute and (c) the name of an elector designated by it. The Statement shall state the facts and arguments in support of the position taken by the party submitting such Statement and shall detail that party's proposed solution and relief sought (if any). Copies of any Arbitration Request shall be furnished at the same time to the other parties hereto. The party or parties with whom the Petitioner has its dispute (alone or together, if more than one, the "Respondent") shall within five (5) Business Days after the date of the Arbitration Request designate a second elector by notice to the Petitioner (copies of which shall be furnished to the other parties), but if it or they shall fail to do so within such period the Petitioner may designate an elector on Respondent's behalf. The electors chosen by the Petitioner and the Respondent shall attempt to agree upon an arbitrator (the "Arbitrator"), but if they are unable to do so within twenty (20) Business Days after the designation of the second elector, then either elector thereafter may apply to the American Arbitration Association (the "Association") for the selection of the Arbitrator in accordance with the Commercial Arbitration Rules of such Association. The Arbitrator so selected shall have full power to decide any dispute referred to in this Section 10.10. The arbitration proceedings shall be conducted in the English language, and the place of arbitration and the making of the Award (as defined below) shall be the City of New York. The UNCITRAL rules of commercial arbitration shall apply to any arbitration commenced pursuant to this Section 10.10, as modified by the following procedure:

           (i) Within five (5) Business Days of the selection of the Arbitrator (the "Commencement Date"), the Respondent shall deliver its Statement regarding the dispute to the Arbitrator and to the Petitioner.

           (ii) Within fifteen (15) Business Days from the Commencement Date, each of the Petitioner and Respondent shall deliver to the Arbitrator and to the other party, a response ("Response") to the other party's Statement setting forth opposing facts and arguments and limited in length to ten (10) typed, single spaced pages (excluding any evidentiary exhibits included therein).

           (iii) Within twenty (20) Business Days from the Commencement Date, each of the Petitioner and the Respondent may deliver to the Arbitrator and to the other party, a reply to the Response limited to setting forth facts and arguments in rebuttal to the Statement and Response of the other party and limited in length to five (5) typed, single spaced pages (excluding any evidentiary exhibits included therein).

           (iv) Within twenty-five (25) Business Days from the Commencement Date, each of the Petitioner and Respondent shall present an oral summation of its position to the Arbitrator in the presence of the other party in accordance with such rules of procedure including, without limitation, length of presentation and right of cross-examination, as the Arbitrator shall determine in writing and deliver to the parties not less than three (3) Business Days prior to such hearing; provided, however, that such hearing shall not exceed eight (8) hours in total and may not be adjourned except for extraordinary circumstances beyond the control of the parties.

           (v) The Arbitrator shall either issue his decision and award ("Award") or request a further meeting of the parties within fifteen (15) days of the hearing.

           (vi) Any such further meeting of the parties shall take place within five (5) Business Days of the request therefor and shall be conducted as determined by the Arbitrator. The Arbitrator shall issue his Award no later than fifteen (15) days after any such further meeting of the parties.

           (vii) The Award shall be in writing and shall be limited to a decision either completely in favor of Petitioner's request for relief or completely in favor of Respondent's request for relief. The Award shall be final and binding upon the parties hereto and judgment may be entered thereon in any court of competent jurisdiction and the costs and expenses of such arbitration (and of enforcing any Award) shall be borne by the party losing such arbitration.

           (viii) In the event that the Arbitrator fails to render his Award within the time limits contained in Sections 10.10(a)(v) or (vi), the Arbitrator shall, nonetheless, retain jurisdiction over the dispute for a reasonable period of time.

           (b) This Section 10.10 shall in no way affect the right of any party to seek such interim relief, and only such relief, as may be required to maintain the status quo in aid of the arbitration in any court of competent jurisdiction.

           (c) In order to facilitate the resolution of any claim for indemnification brought by a Purchaser Indemnified Party pursuant to Section
8.02 and the enforcement of any Award resulting therefrom, the Parent Entities and the Sellers agree to be joined as parties to any arbitration relating to a Purchaser Indemnified Party's claim for indemnification pursuant to Section
8.02. In addition, in order to facilitate the enforcement of any Award resulting from a claim for indemnification brought by a Purchaser Indemnified Party pursuant to Section 8.02 or a Seller Indemnified Party pursuant to
Section 8.04, the Parent Entities, the Sellers and the Purchaser (i) submit to the jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan, The City of New York with respect to any actions relating to the enforcement of any Award providing for indemnification of a Purchaser Indemnified Party pursuant to Section 8.02 or a Seller Indemnified Party's claim for indemnification pursuant to Section 8.02, as the case may be; (ii) agree that all claims with respect to such actions shall be heard and determined in the United States District Court for the Southern District of New York, or if that court does not have subject matter jurisdiction, in any state court located in the Borough of Manhattan, The City of New York, and the Parent Entities, the Sellers and the Purchaser agree to submit to the jurisdiction of and venue in, such courts; (iii) irrevocably waive, to the fullest extent permitted by law, any objection that they may have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum; (iv) consent to the service of process upon them by mailing or delivering such service to their agent for service of process and represent and warrant that United has irrevocably appointed Prentice

Hall, New York, New York, and each of the other Parent Entities, each Seller and the Purchaser has irrevocably appointed CT Corporation, New York, New York, as its agent to accept and acknowledge on its behalf service of any and all process that may be served in any such suit, action or proceeding in any court sitting in New York City; and (v) agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

           SECTION 10.11. Sellers' Disclosure Schedule. From time to time after the date hereof and not later than three Business Days (other than in a case in which an event occurs within such three Business Day period which could not have been anticipated, in which case written notice of such event must be provided to the Purchaser promptly after the Parent Entities, the Sellers or the Partnership become aware of it) prior to the Closing Date, each of the Parent Entities and the Sellers may amend or supplement the Sellers' Disclosure
Schedule in writing in accordance with Section 10.02 with respect to any matter coming to its attention or arising which, if known by it or existing prior to the date of this Agreement would have been required to be set forth or described in the Sellers' Disclosure Schedule or which is necessary or desirable to complete or correct any information in the Sellers' Disclosure Schedule or in any representation or warranty of such Parent Entity or Seller which has been rendered inaccurate thereby. For purposes of determining the satisfaction of the Purchaser's condition to close as set forth in Section 7.02(a), the Sellers' Disclosure Schedule shall be deemed not to have been amended or supplemented from that attached hereto on the date hereof.

           SECTION 10.12. Governing Law. This Agreement shall be governed by the laws of the State of New York, excluding (to the greatest extent permissible by law) any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York.

           SECTION 10.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

           SECTION 10.14. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     IN WITNESS WHEREOF, the Parent Entities, the Sellers, the Partnership and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                   UNITED AIR LINES, INC.



                                   By:     /s/ Frederic F. Brace
                                      ------------------------------------------
                                      Name:    Frederic F. Brace
                                      Title:   Vice President
                                               Financial Analysis and Controller


                                   COVIA LLC
                                      By United Airlines, Inc.,


                                   By:     /s/ Authorized Signatory
                                      ------------------------------------------
                                      Name:
                                      Title:


                                   US AIRWAYS, INC.


                                   By:     /s/ John W. Harper
                                      ------------------------------------------
                                      Name:    John W. Harper
                                      Title:   Senior Vice President, Finance
                                                                 and CFO


                                   USAM CORP.


                                   By:     /s/ John W. Harper
                                      ------------------------------------------
                                      Name:    John W. Harper
                                      Title:   Director & Treasurer

                                   AIR CANADA


                                   By:     /s/ R. Peterson
                                      ------------------------------------------
                                      Name:    R. Peterson
                                      Title:   Senior Vice President, Finance
                                               and Chief Financial Officer


                                   RESNET HOLDINGS, INC.

                                   By:     /s/ R. Peterson
                                      ------------------------------------------
                                      Name:    R. Peterson
                                      Title:   President


                                   APOLLO TRAVEL SERVICES PARTNERSHIP


                                   By:     /s/ Audrey Rubin
                                      ------------------------------------------
                                      Name:    Audrey Rubin
                                      Title:   Vice President, General Counsel


                                   GALILEO INTERNATIONAL PARTNERSHIP


                                   By:     /s/ Paul H. Bristow
                                      ------------------------------------------
                                      Name:    Paul H. Bristow
                                      Title:   Senior Vice President and
                                               Chief Financial Officer

                          SELLERS' DISCLOSURE SCHEDULE


     This Sellers' Disclosure Schedule has been prepared and delivered in accordance with the General Partnership Interest Purchase Agreement (the "Agreement"), dated as of July 30, 1997, among United Air Lines, Inc., a Delaware corporation ("United"), Covia LLC, a Delaware limited liability company and wholly owned subsidiary of United, US Airways, Inc., a Delaware corporation ("USAW"), USAM Corp., a Delaware corporation and a wholly owned subsidiary of USAW, Air Canada, a corporation organized under the laws of Alberta ("Air Canada"), Resnet Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Air Canada, Apollo Travel Services Partnership, a Delaware general partnership, and Galileo International Partnership, a Delaware general partnership, or any successor in interest thereto. Capitalized terms used but not defined in this Sellers' Disclosure Schedule shall have the meanings assigned to such terms in the Agreement, unless the context otherwise requires.